UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Kana Software, Inc.

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KANA SOFTWARE, INC.

181 CONSTITUTION DRIVE

MENLO PARK, CALIFORNIA 94025

October 13, 2005

Dear Stockholders:

You are cordially invited to attend our 2005 Annual Meeting of Stockholders of Kana Software, Inc. to be held at Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, on November 17, 2005, at 10:00 a.m., Pacific Time.

The matters expected to be acted upon at our annual meeting are: (i) the election of two Class III directors to our Board of Directors; (ii) to approve an amendment to the KANA 1999 Stock Incentive Plan to increase the size of automatic stock option grants to non-employee directors; (iii) to approve an amendment to our Certificate of Incorporation to decrease the number of authorized shares of common stock from 1,000,000,000 to 250,000,000; and (iv) the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005. Each of these proposals is described in detail in the accompanying Notice of the 2005 Annual Meeting of Stockholders and Proxy Statement.

Please use this opportunity to take part in our affairs by voting on the business to come before this meeting. Whether or not you plan to attend our annual meeting, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope prior to our meeting so that your shares will be represented at our meeting. Returning the proxy card does not deprive you of your right to attend our meeting and to vote your shares in person.

We hope to see you at our annual meeting.

Sincerely,

/s/ Michael S. Fields Michael S. Fields
Chief Executive Officer

This Proxy Statement is dated October 13, 2005, and will first be mailed to KANA stockholders on or about October 17, 2005.

KANA SOFTWARE, INC.

181 CONSTITUTION DRIVE

MENLO PARK, CALIFORNIA 94025

NOTICE OF THE 2005 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders of Kana Software, Inc. will be held at Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, on November 17, 2005, at 10:00 a.m., Pacific Time.

At this annual meeting, you will be asked to consider and vote upon the following matters:

1.	The election of two Class III directors of KANA, to serve until our 2008 Annual Meeting of Stockholders and until a successor has been elected and qualified or until earlier resignation, death or removal. Our Board of Directors intends to present Michael S. Fields and John F. Nemelka as nominees for election as our Class III directors.

2.	An amendment to the KANA 1999 Stock Incentive Plan to increase the size of automatic stock option grants to non-employee directors.

3.	An amendment to our Certificate of Incorporation to decrease the number of authorized shares of common stock from 1,000,000,000 to 250,000,000.

4.	A proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2005.

5.	To transact such other business as may properly come before our annual meeting or any adjournment of our meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. Only stockholders of record at the close of business on September 30, 2005 are entitled to notice of and to vote at our annual meeting or any adjournment of our meeting.

By Order of the Board of Directors,

/s/ Michael S. Fields Michael S. Fields
Chief Executive Officer

Menlo Park, California

October 13, 2005

WHETHER OR NOT YOU PLAN TO ATTEND OUR ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO OUR MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AT OUR MEETING.

KANA SOFTWARE, INC.

181 CONSTITUTION DRIVE

MENLO PARK, CALIFORNIA 94025

PROXY STATEMENT

October 13, 2005

The accompanying proxy is solicited on behalf of the Board of Directors of Kana Software, Inc., a Delaware corporation, for use at our 2005 Annual Meeting of Stockholders to be held at Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, on November 17, 2005, at 10:00 a.m., Pacific Time. This Proxy Statement and the accompanying Notice of the 2005 Annual Meeting of Stockholders and form of proxy will first be mailed to stockholders on or about October 17, 2005. Stockholders are encouraged to review the information provided in this Proxy Statement in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2004, a copy of which also accompanies this Proxy Statement. References in this Proxy Statement to “KANA,” “Company,” “we,” “our,” and “us” collectively refer to KANA Software, Inc., and our predecessor, and our subsidiaries and their predecessors.

VOTING INFORMATION

Record Date and Quorum

A quorum is required for our stockholders to conduct business at the annual meeting. The holders of a majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business. Only holders of our common stock of record at the close of business on September 30, 2005, the record date, will be entitled to vote at the 2005 Annual Meeting of Stockholders. A majority of the shares outstanding on this record date will constitute a quorum for the transaction of business at the meeting. At the close of business on the record date, we had 33,498,976 shares of common stock outstanding and entitled to vote, held by approximately 1,236 stockholders of record.

Voting Rights

Only holders of our common stock are entitled to vote and are allowed one vote for each share held as of the record date. Shares may not be voted cumulatively. If stockholders abstain from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be counted as voting either “for” or “against” any of the proposals.

If a stockholder does not give a proxy to its broker with instructions as to how to vote the shares, the broker has authority under stock market rules to vote those shares for or against certain “routine” matters. Each of the proposals to be voted on at our annual meeting is generally considered routine for this purpose. If a broker votes shares that are not voted by its customers for or against a proposal, these shares are considered present and entitled to vote at the annual meeting, will count toward determining whether or not a quorum is present, and the brokers’ votes will be taken into account in determining the outcome of all of the proposals.

Although all of the proposals to be voted on at our annual meeting are considered “routine,” where a matter is not “routine,” a broker generally would not be entitled to vote its customers’ unvoted shares. These shares would be considered present and would count toward determining whether a quorum is present, but would not be considered entitled to vote on the matter. Accordingly, these shares would not be taken into account in determining the outcome of any of the proposals.

Required Votes

Proposal One.    Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at our annual meeting and entitled to vote on the election of directors. This means that the nominees for election to the Board of Directors who receive the highest number of affirmative votes at the meeting will be elected to fill the two open seats.

Proposal Two.    Approval of the amendment to the KANA 1999 Stock Incentive Plan requires the affirmative vote of the majority of shares present in person or represented by proxy at our annual meeting.

Proposal Three.    Approval of an amendment to our Certificate of Incorporation to decrease the number of authorized shares of common stock from 1,000,000,000 to 250,000,000 requires the affirmative vote of the majority of shares present in person or represented by proxy at our annual meeting.

Proposal Four.    Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2005 requires the affirmative vote of the majority of shares present in person or represented by proxy at our annual meeting.

All votes will be tabulated by the inspector of elections appointed for our annual meeting, who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes.

Voting Electronically via the Internet

If your shares are registered in the name of a bank or brokerage, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of the proxy statement with the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form from the bank or brokerage firm will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the accompanying paper proxy card in the enclosed self-addressed, postage paid envelope.

Voting of Proxies

The proxy card accompanying this Proxy Statement is solicited on behalf of our Board of Directors for use at our 2005 Annual Meeting of Stockholders. Stockholders are asked to complete, date and sign the accompanying proxy card and promptly return it in the enclosed envelope or otherwise mail it to us. All executed and returned proxies that are not revoked will be voted in accordance with the included instructions. Signed proxies that are returned without instructions as to how they should be voted on a particular proposal at our meeting will be counted as votes “for” such proposal (or, in the case of the election of directors, as a vote “for” election to the Board of Directors of all of the nominees presented by our Board of Directors). We are not aware of any other matters to be brought before our meeting. However, as to any business that may properly come before our meeting, the proxies that are executed and returned prior to our annual meeting will be voted in accordance with the judgment of the persons holding such proxies.

In the event that sufficient votes in favor of the proposals are not received by the date of our 2005 Annual Meeting of Stockholders, the persons named as proxies may propose one or more adjournments of our meeting to permit further solicitation of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at our 2005 Annual Meeting of Stockholders.

We are paying the expenses of soliciting the proxies to be voted at our 2005 Annual Meeting of Stockholders. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of the proxies. In these cases, we may, upon their request, reimburse such record holders for their reasonable expenses. Proxies may also be solicited by some of our directors, officers and regular employees, without additional compensation, in person or by telephone.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to the annual meeting, or at the annual meeting prior to the vote to which the proxy relates. A proxy may be revoked by any of the following methods:

•	a written instrument delivered to us stating that the proxy is revoked;

•	a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the annual meeting; or

•	attendance at the annual meeting and voting in person.

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at our annual meeting, you must bring to our meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and that such broker, bank or other nominee is not voting your shares.

Communicating with Members of the Board of Directors

You may submit an e-mail to KANA’s Board of Directors or any member of the Board of Directors at bod@kana.com. E-mails to this address are routed to our General Counsel, who will forward the message to the full Board of Directors unless the sender indicates that they would like the message to be forwarded solely to non-management directors or the chair of a particular Board committee. Members of the Board of Directors may, at their option, attend our annual meetings of stockholders. None of our Board of Directors attended our 2004 Annual Meeting of Stockholders.

PROPOSAL ONE—ELECTION OF DIRECTORS

Our Board of Directors presently consists of seven members, two of whom are to be elected at our 2005 Annual Meeting of Stockholders. The directors elected at our 2005 Annual Meeting of Stockholders will hold office until our 2008 Annual Meeting of Stockholders or his successor is duly elected and qualified, or his earlier resignation, death or removal.

The nominees for election as Class III directors are Michael S. Fields and John F. Nemelka. Chuck Bay, currently a Class III director, has decided not to seek re-election for his position as a director. Our Board of Directors appointed Mr. Fields to the Board in June 2005 and as Chairman of the Board in July 2005. Mr. Nemelka’s appointment to the Board became effective in October 2005. Mr. Fields and Mr. Nemelka currently serve as Class III directors on our Board of Directors. Shares represented by the accompanying proxy will be voted “for” the election of Mr. Fields and Mr. Nemelka unless the proxy is marked in such a manner as to withhold authority to so vote. In the event that Mr. Fields or Mr. Nemelka is unable to serve for any reason, the proxies may be voted for such substitute nominee as the proxy holder may determine. Mr. Fields and Mr. Nemelka have consented to being named in this Proxy Statement and to serve if elected. Mr. Fields and Mr. Nemelka will be elected by a plurality of the votes of the shares present in person or represented by proxy at our 2005 Annual Meeting of Stockholders and entitled to vote in the election of directors. Should there be more than two nominees for election as Class III directors at our 2005 Annual Meeting of Stockholders, the two nominees who receive the greatest number of votes cast in the election of directors at our meeting, a quorum being present, will become the Class III directors at the conclusion of the tabulation of votes.

The Board of Directors recommends a vote FOR the election of the nominated directors.

BOARD OF DIRECTORS AND NOMINEES

The following table sets forth the names of the director nominee and our continuing directors and information about each (including their ages as of June 1, 2005):

Name	Age	Committee Memberships	Principal Occupation	Director Since
Nominees

Michael S. Fields	59	N/A	Chairman and Chief Executive Officer for KANA	2005

John F. Nemelka	39	*	Managing Director for NightWatch Capital Advisors, LLC	2005

Continuing Directors

Jerry Batt	54	Audit, Compensation, Governance & Nominating	Vice President and Chief Information Officer for Pulte Home Corporation	2003

Dixie L. Mills	57	Audit, Governance & Nominating	Dean of the College of Business at Illinois State University	2003

Michael J. Shannahan	56	Audit, Governance & Nominating	Chief Financial Officer for Medsphere Systems Corporation	2005

Stephanie Vinella	50	Compensation, Audit	Chief Financial Officer for Nextance Inc.	2004

*	Mr. Nemelka’s committee membership has not yet been determined by the Board of Directors.

Our Board of Directors is divided into three classes as nearly equal in size as possible with staggered three-year terms. The term of office of our Class III directors will next expire at the annual meeting of stockholders to be held in 2008. The terms of office of our Class I directors and Class II directors will expire at the annual meetings of stockholders to be held in 2006 and 2007, respectively. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier resignation or removal. Dr. Mills and Ms. Vinella are Class I directors, Mr. Batt and Mr. Shannahan are Class II directors and Mr. Bay, Mr. Fields and Mr. Nemelka are Class III directors.

The Board of Directors met 13 times in 2004, including telephone conference meetings. During 2004, no current director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which such director served during the time period for which each such director served on the Board of Directors. The Board of Directors has determined that Mr. Batt, Dr. Mills, Mr. Shannahan, Ms. Vinella and Mr. Nemelka each meet the requirements for independent director status under the listing standards of The NASDAQ Stock Market.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee.

Nominee for Election—Class III Directors (Term to Expire in 2008)

Michael S. Fields.    Mr. Fields joined our Board of Directors in June 2005, and since July 24, 2005, Mr. Fields has been serving as our acting President and Chairman of the Board. On August 25, 2005, Mr. Fields was appointed our Chief Executive Officer. Mr. Fields has been the Chairman and Chief Executive Officer of The Fields Group, a management consulting firm, since May 1997. In June 1992, Mr. Fields founded OpenVision

Technologies, Inc., a supplier of computer systems management applications for open client/server computing environments, and served as its Chairman of the Board of Directors and Chief Executive Officer from July 1992 to July 1995, and continued to serve as Chairman until April 1997. Earlier in his career, Mr. Fields managed sales organizations at a number of large corporations, including Oracle U.S.A., where he served as President, and Applied Data Research and Burroughs Corporation. Mr. Fields also serves on the Board of Directors of Imation Corporation, and two privately held companies, ViaNovus, Inc. and Crucian Global, Inc.

John F. Nemelka.    Mr. Nemelka joined our Board of Directors in October 2005. Mr. Nemelka founded NightWatch Capital Group, LLC, an investment management business, in July 2001 and has served as its Managing Director since July 2001. From 1997 to 2001, Mr. Nemelka was a Principal and a Transaction Structuring Consultant at Graham Partners, a company that manages private equity funds and is an investment affiliate of the privately held Graham Group. Mr. Nemelka holds a B.S. in Business Administration from Bringham Young University and a M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Nemelka also serves on the Board of Directors of a privately held company.

Continuing Class I Directors (Term to Expire in 2006)

Dr. Dixie L. Mills.    Dr. Mills joined our Board of Directors in August 2003. Dr. Mills has been the Dean of the College of Business at Illinois State University since 1997. Dr. Mills is a member of the board of trustees for the Preferred Group of Mutual Funds, managed by Caterpillar Investment Management, Ltd. Dr. Mills received her B.A. degree from Georgetown College with a major in history, and earned her M.B.A. and Ph.D. degrees in finance from the University of Cincinnati.

Stephanie Vinella.    Ms. Vinella joined our Board of Directors in November 2004. Since November 2004, Ms. Vinella has served as Chief Financial Officer of Nextance Inc., a provider of enterprise contract management solutions. From November 1999 to August 2004, Ms. Vinella served as Chief Financial Officer of AlphaBlox Corporation, a business analytic software company. From 1990 to 1999, Ms. Vinella served as Chief Financial Officer of Edify Corporation, a software company. Ms. Vinella holds a B.S. degree in Accounting from the University of San Francisco and a M.B.A. degree from Stanford University.

Continuing Class II Director (Term to Expire in 2007)

Jerry R. Batt.    Mr. Batt joined our Board of Directors in August 2003. Mr. Batt has served as Vice President and Chief Information Officer of Pulte Home Corporation, a national home building and construction company, since September 2003. From July 2001 to February 2003, Mr. Batt was the Chief Information Officer and Vice President of Sprint PCS. From April 2000 to July 2001, Mr. Batt co-founded and became Chief Executive Officer of Foxfire Consulting, an IT consulting and systems integration firm specializing in the telecommunications industry. From 1973 to January 2000, Mr. Batt was responsible for AT&T’s consumer long distance account management, billing and customer service platform. Mr. Batt holds a degree in Industrial Engineering and Operations Research from Virginia Tech University.

Michael J. Shannahan.    Mr. Shannahan joined our Board of Directors in June 2005. Since February 2005, Mr. Shannahan has served as Chief Financial Officer of Medsphere Systems Corporation, a software company in the healthcare industry. Mr. Shannahan has also served as Chief Financial Officer of Chordiant, Software, Inc., a management software company, from October 2003 to September 2004; Sanctum from October 2001 to November 2002; and Broadband Office from January 2001 to September 2001. Prior to these positions, Mr. Shannahan spent eighteen years with KPMG as a Partner in the Information, Communication and Entertainment practice. Mr. Shannahan holds a B.S degree in Business Administration with a concentration in Accounting and a B.A. degree from Rockurst College.

Board Changes

On April 7, 2005, we announced that Mark Bertelsen had notified us of his resignation, effective April 11, 2005, from our Board of Directors. Mr. Bertelsen cited the demands of his legal practice as a partner at the law firm of Wilson Sonsini Goodrich & Rosati and other personal and professional commitments as reasons for his resignation. In addition, on April 8, 2005, we announced that Tom Galvin had notified us of his resignation, effective April 16, 2005, from our Board of Directors. Mr. Galvin cited personal time pressures as his reasons for resignation. We immediately began conducting a search for new directors, which led to the additions of Mr. Fields and Mr. Shannahan to our Board of Directors. On August 26, 2005, we disclosed that Mr. Bay would not seek re-election for his position as director at the 2005 Annual Meeting of Stockholders. Furthermore, in October 2005, we announced Mr. Nemelka’s appointment to the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee.    We have a separately-designated standing audit committee established in accordance with Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, and currently comprised of Mr. Batt, Dr. Mills, Mr. Shannahan and Ms. Vinella, each of whom meets the independence and other requirements to serve on our Audit Committee under applicable securities laws and the rules of the SEC and listing standards of The NASDAQ Stock Market. Our Board of Directors has determined that Ms. Vinella and Mr. Shannahan are “audit committee financial experts” as defined in the rules of the SEC. The Audit Committee met 11 times in 2004. The 2004 report of the Audit Committee is provided below, beginning on page     .

Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted in the Corporate Governance section of our Internet website (at www.kana.com under Investor Relations). The principal functions of the Audit Committee are to oversee our accounting and financial reporting processes and the audits of our financial statements, oversee our relationship with our independent auditors, including selecting, evaluating and setting the compensation of, and approving all audit and non-audit services to be performed by, the independent auditors, and facilitate communication among our independent auditors and our financial and senior management.

Compensation Committee.    The current members of our Compensation Committee are Mr. Batt and Ms. Vinella, who meet the independence requirements to serve on our compensation committee under applicable laws and regulations, including the rules of the SEC and listing standards of The NASDAQ Stock Market. The Compensation Committee met three times in 2004. The 2004 report of the Compensation Committee is provided below, beginning on page 27.

Our Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is posted in the Corporate Governance section of our Internet website (at www.kana.com under Investor Relations). The Compensation Committee has responsibilities relating to the performance evaluation and the compensation of our CEO, the compensation of our executive officers and directors, and our significant compensation arrangements, plans, policies and programs, including our stock compensation plans. Certain of our officers, our outside counsel and consultants may occasionally attend the meetings of the Compensation Committee. However, no officer of KANA is present during discussions or deliberations regarding that officer’s own compensation.

Governance and Nominating Committee.    We have a separately-designated standing Governance and Nominating Committee currently comprised of Mr. Shannahan, Mr. Batt and Dr. Mills, each of whom meets the independence requirements to serve on our Governance and Nominating Committee under applicable securities laws and the rules of the SEC and listing standards of The NASDAQ Stock Market. The Governance and Nominating Committee met three times in 2004.

Our Board of Directors has adopted a written charter for the Governance and Nominating Committee, a copy of which is posted in the Corporate Governance section of our Internet website (at www.kana.com under Investor Relations). The Governance and Nominating Committee considers Board of Directors performance, nominees for director positions and evaluates and oversees corporate governance and related issues.

The goal of the Governance and Nominating Committee is to ensure that our Board of Directors possesses a variety of perspectives and skills derived from high-quality business and professional experience. The committee seeks to achieve a balance of knowledge, experience and capability on our Board of Directors. To this end, the committee seeks nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen, and the ability to think strategically. Although the committee uses these and other criteria to evaluate potential nominees, it has no stated minimum criteria for nominees. The committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. To date, we have not paid any third parties to assist us in this process.

The Governance and Nominating Committee will consider stockholder recommendations for director candidates. The committee has established the following procedure for stockholders to submit such recommendations: the stockholder should send the name of the individual and related personal and professional information including a list of references to our Governance and Nominating Committee, in care of the Corporate Secretary at our principal executive offices, sufficiently in advance of the annual meeting to allow the committee appropriate time to consider the recommendation.

DIRECTOR COMPENSATION

Until 2005, we did not compensate any non-employee member of our Board of Directors other than through option grants. For 2005, Ms. Vinella will receive $21,250 in cash compensation ($11,250 for participation on our Board of Directors and $5,000 for acting as our Audit Chairperson in the last half of 2004 and $5,000 for acting as our Audit Chairperson in the first half of 2005), Dr. Mills will receive $11,250 (for participation on our Board of Directors), Mr. Batt will receive $11,250 (for participation on our Board of Directors), and Mr. Fields, Mr. Shannahan and Mr. Nemelka will receive $3,750 each (for participation on our Board of Directors). Our Board of Directors has approved the payment of cash compensation in 2006 and thereafter equal to $15,000 per annum, to be paid solely to non-employee directors who are directors immediately after the conclusion of our annual meeting of stockholders for the year. In addition, beginning in 2006, immediately after each annual meeting, the chair of our Audit Committee will be paid a fee of $10,000. Our directors are also reimbursed for direct expenses incurred in attending Board meetings.

Our non-employee directors are eligible to receive discretionary option grants and stock issuances from the KANA 1999 Stock Incentive Plan. In June 2004, former directors Mr. Bertelsen and Mr. Galvin and current directors Mr. Batt and Dr. Mills were granted options to purchase 1,000 shares of common stock at $3.08 per share. All of these options were granted under the KANA 1999 Stock Incentive Plan and each option will vest and become exercisable, for as long as the individual is serving as a director, as to 1/48th of the total shares granted each month. If there is a change of control of at least 50% of our voting stock, and, in connection with the change of control, there is an involuntary termination of the optionee’s service as our director (or our successor), then any remaining unvested shares will immediately vest. In addition, under the KANA 1999 Stock Incentive Plan, each new non-employee director will receive an automatic option grant for 4,000 shares upon his or her initial appointment or election to the Board of Directors, and the continuing non-employee directors will receive an automatic option grant for 1,000 shares on the date of each annual meeting of stockholders.

Mr. Fields, one of our directors, has served as our acting President since July 24, 2005, for which he received cash compensation of $30,000 per month. In addition, Mr. Fields will be granted an option to purchase a number of shares of our common stock to be determined by our Compensation Committee of the Board of Directors. On August 25, 2005, Mr. Fields was appointed our Chief Executive Officer. Mr. Fields’ compensation as a result of such appointment will be determined by the Compensation Committee of the Board of Directors.

PROPOSAL TWO—AMENDMENT TO THE KANA 1999 STOCK INCENTIVE PLAN

Our stockholders are being asked to consider and vote upon a proposal to approve an amendment to the KANA 1999 Stock Incentive Plan (the “1999 Stock Incentive Plan”) to increase the size of automatic stock option grants to non-employee directors and to update the 1999 Stock Incentive Plan to reflect all prior split adjustments and “evergreen” increases in the amended plan’s share reserve.

The Proposed Amendment to the 1999 Stock Incentive Plan

To reverse certain effects from our December 13, 2001 ten–for–one reverse stock split, on April 9, 2005, our Board of Directors amended the 1999 Stock Incentive Plan, subject to stockholder approval, to increase the size of automatic stock option grants to non-employee members of our Board of Directors, from 4,000 post-split shares to 40,000 post-split shares, upon first joining our Board of Directors, and from 1,000 post-split shares to 10,000 post-split shares, at each annual meeting thereafter (subject to having already served at least six months as a non-employee director as of such annual meeting and continuing to serve as a non-employee director after such annual meeting). The number of shares reflected in the 1999 Stock Incentive Plan with respect to these grants will not change in the amended plan. However it will be noted in the amended plan that these share amounts in question are post-reverse split. The other terms of the option grants will remain unchanged.

In addition, the amended plan reflects an update to reflect all prior split adjustments and “evergreen” increases in the share reserve specified in the plan. These modifications are not amendments to the existing terms of the plan, but consolidate the effect of prior adjustments that occurred automatically under the plan. The full text of the 1999 Stock Incentive Plan appears in Appendix A to this Proxy Statement.

Our Board of Directors believes that the approval of the 1999 Stock Incentive Plan, as amended, is in the best interests of KANA and our stockholders. If approved, this proposal will become effective immediately.

The Board of Directors recommends a vote FOR the amendment to the KANA 1999 Stock Incentive Plan.

Summary of 1999 Stock Incentive Plan

The following is a summary of the principal provisions of the 1999 Stock Incentive Plan as amended. This summary is qualified in its entirety by reference to the full text of the 1999 Stock Incentive Plan, which is included as Appendix A hereto.

The 1999 Stock Incentive Plan is designed to provide:

•	a convenient means for participants to acquire equity in KANA;

•	incentives to participants to achieve results that will result in an increase in the value of KANA’s common stock; and

•	a device to retain excellent workers in our employ.

As of September 1, 2005, there were a total of 6,442,571 shares subject to outstanding options granted under the 1999 Stock Incentive Plan, 5,355,867 shares had been issued and were still outstanding on that date and 1,086,704 shares remained available for issuance through the grant of future awards under the 1999 Stock Incentive Plan. By comparison, as of September 1, 2004, we had 6,459,874 shares subject to outstanding options granted under the 1999 Stock Incentive Plan.

Equity Incentive Programs.    The 1999 Stock Incentive Plan consists of five separate equity incentive programs: (i) the discretionary option grant program; (ii) the stock issuance program; (iii) the salary investment option grant program; (iv) the automatic option grant program for non-employee Board members; and (v) the director fee option grant program. The principal features of each program are described below.

The compensation committee of our Board of Directors has the exclusive authority to administer the discretionary option grant and stock issuance programs with respect to option grants and stock issuances made to KANA’s executive officers and non-employee Board members, and also has the authority to make option grants and stock issuances under those programs to all other eligible individuals. However, our Board of Directors may at any time appoint a secondary committee of one or more Board members to have separate but concurrent authority with the compensation committee to make option grants and stock issuances under those two programs to individuals other than executive officers and non-employee board members. The compensation committee also has complete discretion to select the individuals who are to participate in the salary investment option grant program, but all grants made to the selected individuals are governed by the express terms of that program.

The term “plan administrator,” as used in this summary, means KANA’s compensation committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative authority under the 1999 Stock Incentive Plan. However, neither the compensation committee nor any secondary committee will exercise any administrative discretion under the automatic option grant or director fee option grant program. All grants under those programs are made in strict compliance with the express provisions of such programs.

Eligibility.    Officers and employees, non-employee Board members and independent consultants in KANA’s service or in the service of any parent and subsidiary companies (whether now existing or subsequently established) are eligible to participate in the discretionary option grant and stock issuance programs. KANA’s executive officers and other highly paid employees will also be eligible to participate in the salary investment option grant program. For the automatic option grant program and director fee option grant program participation is limited to the non-employee members of KANA’s Board of Directors.

As of September 1, 2005, approximately 136 employees, including four executive officers and five non-employee Board members, were eligible to participate in the discretionary option grant and stock issuance programs. The executive officers were also eligible to participate in the salary investment option grant program, and the non-employee Board members were also eligible to participate in the automatic option grant and director fee option grant programs.

Valuation.    The fair market value per share of KANA’s common stock on any relevant date under the 1999 Stock Incentive Plan is deemed to be equal to the closing selling price per share on that date on the NASDAQ National Market. On September 1, 2005, the fair market value per share of KANA’s common stock determined on such basis was $1.57.

Shares Subject to 1999 Stock Incentive Plan.    At present, 6,964,864 shares of KANA’s common stock are reserved for issuance over the term of the 1999 Stock Incentive Plan. This number is fully split adjusted and reflects all prior “evergreen” increases to the reserve. The number of shares of KANA’s common stock available for issuance under the 1999 Stock Incentive Plan automatically increases on the first trading day in January of each calendar year by an amount equal to 4.25% of the total number of shares of KANA’s outstanding common stock on the last trading day in December of the immediately preceding calendar year, but in no event will any such annual increase exceed 10,000,000 shares.

No participant in the 1999 Stock Incentive Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 1,000,000 shares of KANA’s common stock in the aggregate per calendar year, subject to adjustments for subsequent stock splits, stock dividends and similar transactions.

The shares of common stock issuable under the 1999 Stock Incentive Plan may be drawn from shares of KANA’s authorized but unissued common stock or from shares of KANA’s common stock which it acquires, including shares purchased on the open market.

Shares subject to any outstanding options under the 1999 Stock Incentive Plan that expire or otherwise terminate prior to exercise are available for subsequent issuance. Unvested shares issued under the 1999 Stock Incentive Plan and subsequently purchased by KANA, at the option exercise or direct issue price paid per share, pursuant to KANA’s purchase rights under the 1999 Stock Incentive Plan are returned to the pool shares reserved for issuance under the 1999 Stock Incentive Plan and will accordingly be available for reissuance. However, any shares subject to stock appreciation rights exercised under the 1999 Stock Incentive Plan will not be available for reissuance.

The following table presents certain information with respect to awards granted under the 1999 Stock Incentive Plan during the fiscal year ended December 31, 2004 to (i) our Named Executive Officers (as set forth in the “Summary Compensation Table” table below); (ii) all current executive officers as a group; (iii) all current Board of Directors who are not executive officers as a group; and (iv) all employees, including all current officers who are not executive officers as a group.

KANA 1999 Stock Incentive Plan

Name and Position	Number of Shares Underlying Options Granted (1)
Chuck Bay Chief Executive Officer and Chairman of the Board	100,000

Brian Kelly Executive Vice President of Marketing and Product Strategy	100,000

Alan Hubbard Executive Vice President of Research and Development	40,000

Tim Angst (2) Executive Vice President, Worldwide Operations	100,000

Thomas H. Doyle Former Chief Operating Officer and President	100,000

Current Executive Officers Group	540,000

Non-Executive Director Group: All current directors who are not executive officers as a group	4,000

Non-Executive Officer Employee Group: All employees who are not executive officers as a group	2,285,397

(1)	The dollar values of these options cannot be determined because they depend on the fair market value of the underlying shares of KANA’s common stock on the date of exercise.

(2)	As of June 2005, Mr. Angst ceased providing services to KANA.

Discretionary Option Grant Program.    The plan administrator has complete discretion under the discretionary option grant program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

Each granted option will have an exercise price per share determined by the plan administrator, and that price may be set at a dollar amount less than, equal to or greater than the fair market value of the option shares on the grant date.

No granted option may have a term in excess of ten years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they are immediately exercisable for any or all of the option shares. The shares acquired under such immediately exercisable options are subject to repurchase by KANA, at the exercise price paid per share, if the optionee ceases service prior to vesting in those shares.

Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. The plan administrator will have complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

The plan administrator is authorized to issue tandem stock appreciation rights under the discretionary option grant program which will provide the holders with the right to surrender their options to KANA for an appreciation distribution. The amount of the distribution payable by KANA will be equal to the excess of (a) the fair market value of the vested shares of KANA’s common stock subject to the surrendered option over (b) the aggregate exercise price payable for those shares. Such appreciation distribution may, at the discretion of the plan administrator, be made in cash or in shares of KANA’s common stock.

The plan administrator will also have the authority to effect the cancellation of outstanding options under the discretionary option grant program in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of KANA’s common stock on the new grant date.

Salary Investment Option Grant Program.    KANA’s compensation committee has complete discretion in implementing the salary investment option grant program for one or more calendar years and in selecting the executive officers and other eligible individuals who are to participate in the program for those years. As a condition to such participation, each selected individual must, prior to the start of the calendar year of participation, file with the compensation committee an irrevocable authorization directing KANA to reduce his or her base salary for the upcoming calendar year by a specified dollar amount not less than $10,000 nor more than $50,000 and to apply that amount to the acquisition of a special option grant under the program.

Each selected individual who files such a timely election will automatically be granted a non-statutory option on the first trading day in January of the calendar year for which that salary reduction is to be in effect.

The number of shares subject to each such option will be determined by dividing the salary reduction amount by two-thirds of the fair market value per share of KANA common stock on the grant date, and the exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount by which the optionee’s salary is to be reduced for the calendar year. In effect, the salary reduction serves as a prepayment, as of the time of the option grant, of two-thirds of the then current market price of the shares of common stock subject to the option.

The option will become exercisable in a series of twelve successive equal monthly installments upon the optionee’s completion of each month of service in the calendar year for which the salary reduction is in effect and will become immediately exercisable for all the option shares on an accelerated basis should KANA experience certain changes in ownership or control. Each option will remain exercisable for any vested shares until the earlier of (i) the expiration of the ten-year option term or (ii) the end of the three-year period measured from the date of the optionee’s cessation of service.

Stock Issuance Program.    Shares may be issued under the stock issuance program at a price per share determined by the plan administrator, and such price may be less than, equal to or greater than the fair market value of the shares at the time of issuance. The issue price may be paid in cash or through a full-recourse promissory note. Shares may also be issued as a bonus for past services without any cash outlay required of the recipient. Shares may also be issued under the program pursuant to share right awards which entitle the recipients to receive those shares upon the attainment of designated performance goals or the completion of a specified service requirement. The plan administrator has complete discretion under the program to determine which eligible individuals are to receive such stock issuances or share right awards, the time or times when those issuances or awards are to be made, the number of shares subject to each such issuance or award, the consideration (if any) to be paid for the issued shares and the vesting schedule to be in effect for the stock issuance or share rights award.

The issued shares may be fully and immediately vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. However, the plan administrator has the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the stock issuance program.

Outstanding share right awards under the program will automatically terminate, and no shares will actually be issued in satisfaction of those awards, if the performance goals or service requirements established for such awards are not attained. The plan administrator, however, will have the discretionary authority to issue shares of KANA’s common stock in satisfaction of one or more outstanding share right awards as to which the designated performance goals or service requirements are not attained.

Automatic Option Grant Program.    Under the automatic option grant program as proposed to be amended, eligible non-employee members of KANA’s Board of Directors receive a series of option grants over their period of Board service. Each new non-employee Board member will, at the time of his or her initial election or appointment to the Board of Directors, receive an option grant for 40,000 shares of KANA’s common stock, provided such individual has not previously been in KANA’s employ. On the date of each annual stockholders meeting, each individual who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 10,000 shares of KANA’s common stock, provided he or she has served as a non-employee Board member for at least six months. There will be no limit on the number of such 10,000 share annual option grants any one eligible non-employee Board member may receive over his or her period of continued Board service, and non-employee Board members who have previously been in KANA’s employ are eligible to receive one or more such annual option grants over their period of Board service.

Stockholder approval of this proposal will also constitute pre-approval of each option granted under the automatic option grant program on or after the date of the annual meeting and the subsequent exercise of each such option in accordance with the terms of the program summarized below.

Each automatic grant will have an exercise price per share equal to the fair market value per share of KANA’s common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee’s cessation of Board service. Each automatic option will be immediately exercisable for all of the option shares. However, any unvested shares purchased under such option are subject to repurchase by KANA, at the exercise price paid per share, should the optionee cease Board service prior to vesting in those shares. The shares subject to each initial 40,000 share automatic option grant will vest in a series of eight successive equal semi-annual installments upon the optionee’s completion of each six month period of Board service over the 48 month period measured from the grant date. However, the shares subject to each such initial option grant will immediately vest in full upon certain changes in control or ownership or upon the optionee’s death or disability while a Board member. The shares subject to each annual 10,000 shares automatic grant are fully vested at the time of the option grant. Following the optionee’s cessation of Board service for any reason, each automatic option grant will remain exercisable for a 12 month period and may be exercised during that time for any or all shares in which the optionee is vested at the time of such cessation of Board service.

Director Fee Option Grant Program.    The plan administrator will have complete discretion in implementing the director fee option grant program for one or more calendar years. If the program is implemented, each non-employee Board member may elect, prior to the start of each calendar year, to apply all or any portion of any annual retainer fee otherwise payable in cash for his or her period of service on the Board for that year to the acquisition of a below-market option grant. The option grant will be a nonstatutory option and will automatically be made on the first trading day in January in the calendar year for which an election is in effect. The option will have a maximum term of ten years measured from the grant date and an exercise price per share equal to one-third of the fair market value of the option shares on such date. The number of shares subject to each option will be determined by dividing the amount of the retainer fee applied to the acquisition of that option by two-thirds of the fair market value per share of KANA’s common stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee applied to the acquisition of the option. In effect, the director fee election serves as a prepayment, as of the time of the option grant, of two-thirds of the then current market price of the shares of common stock subject to the option.

The option will become exercisable in a series of twelve successive equal monthly installments upon the optionee’s completion of each month of Board service in the calendar year for which the director fee election is in effect, subject to full and immediate acceleration upon certain changes in control or ownership or upon the optionee’s death or disability while a Board member. Each option granted under the program will remain exercisable for vested shares until the earlier of the expiration of the ten-year option term or the expiration of the three-year period measured from the date of the optionee’s cessation of Board service.

Limited Stock Appreciation Rights.    Limited stock appreciation rights may be granted under the discretionary option grant program to one or more of KANA’s officers or non-employee Board members as part of their option grants, and each option granted under the salary investment option grant, automatic option grant and director fee option grant program will automatically include such a limited stock appreciation right. Upon the successful completion of a hostile tender offer for more than 50% of KANA’s outstanding voting securities or a change in a majority of KANA’s Board of Directors as a result of one or more contested elections for Board membership, each outstanding option with a limited stock appreciation right may be surrendered to KANA in return for a cash distribution. The amount of the distribution per surrendered option share will be equal to the excess of (i) the fair market value per share at the time the option is surrendered or, if greater, the highest tender offer price paid per share in the hostile take-over over (ii) the exercise price payable per share under the surrendered option.

New Plan Benefits.    Certain options under the 1999 Stock Incentive Plan are discretionary. Accordingly, the total options that may be granted for the fiscal year ending December 31, 2006 under the 1999 Stock Incentive Plan are not determinable until the completion of the fiscal year.

Federal Income Tax Information

The following is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to KANA and participating employees associated with awards granted under the 1999 Stock Plan. U.S. federal tax laws may change and U.S. federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participating employee has been and is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 1999 Stock Incentive Plan.

Tax Treatment of the Participant

Incentive Stock Options.    An optionee will recognize no income upon grant of an Incentive Stock Option (“ISO”) and will incur no tax upon exercise of an ISO unless for the year of exercise the optionee is subject to the alternative minimum tax. If the optionee holds the shares purchased upon exercise of an ISO (the “ISO Shares”) for more than one year after the date an ISO was exercised and for more than two years after an ISO’s grant date, then the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will equal the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

If the optionee disposes of ISO Shares prior to the expiration of either required holding period (a “disqualifying disposition”), then gain realized upon such disposition, up to the difference between the option exercise price and the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such ISO Shares), will be treated as ordinary income. Any additional gain will be capital gain, and treated as long-term capital gain or short-term capital gain depending upon the amount of time the ISO Shares were held by the optionee.

Alternative Minimum Tax.    The difference between the exercise price and fair market value of the ISO Shares on the date of exercise is an adjustment to income for purposes of the alternative minimum tax (“AMT”). The AMT (imposed to the extent it exceeds the taxpayer’s regular tax) is currently 26% of an individual taxpayer’s alternative minimum taxable income (28% percent in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount. If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

Nonqualified Stock Options.    An optionee will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO, the optionee must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the optionee’s exercise price. The included amount must be treated as ordinary income by the optionee and may be subject to income tax withholding by KANA (either by payment in cash or withholding out of the optionee’s salary). Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as long-term or short-term capital gain or loss.

Restricted Stock.    A transferee receiving unvested (“restricted”) shares for services recognizes taxable income when the shares become vested, generally when they are transferable or no longer subject to a substantial risk of forfeiture. Restricted shares will become vested under the 1999 Stock Incentive Plan as KANA’s right of repurchase lapses. Upon vesting, the transferee will include in ordinary income an amount equal to the difference between the fair market value of the shares at the time they become substantially vested and any amount paid for the shares. Upon resale of the shares by the transferee, subsequent appreciation or depreciation in the value of the shares is treated as capital gain or loss.

A transferee can file an election with the IRS, not later than 30 days after the date of the transfer of the restricted shares, to include in income as compensation (treated as ordinary income), in the year of the transfer of such restricted shares, an amount equal to the difference between the fair market value of such shares on the date of transfer and any amount paid for such shares. The included amount must be treated as ordinary income by the transferee and may be subject to income tax withholding by KANA. Income is not again required to be included upon the lapse of the restrictions. However upon resale of the shares by the transferee, any appreciation or depreciation in the value of the shares after the date of receipt will be treated as capital gain or loss.

Stock Appreciation Rights.    No taxable income is reportable when a stock appreciation right is granted to a participant that can be settled only in our shares and is settled at the same time it is vested. Upon vesting, the participant will recognize ordinary income in an amount equal to the fair market value of the shares vesting on that date, less the value assigned to such shares on the date the stock appreciation right was granted. If settlement is not required to occur on vesting or settlement can be in cash, then additional tax and interest may be due (we currently do not intend to grant stock appreciation rights that would impose such a burden on the participant). Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Maximum Tax Rates.    The maximum federal tax rate applicable to ordinary income is 35%. Long-term capital gain on stock held for more than twelve months will be taxed at a maximum rate of 15%. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

Tax Treatment of KANA

Subject to any withholding requirement, the standard of reasonableness, and (if applicable) Section 162(m) of the federal income tax code, KANA will be entitled to a deduction to the extent any participant recognizes ordinary income from an award granted under the 1999 Stock Incentive Plan. Special rules limit the deductibility of compensation paid to our Chief Executive officer and to each of our four other most highly compensated executive officers. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. The 1999 Stock Incentive Plan has been designed to permit the committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such awards.

ERISA Information

The 1999 Stock Incentive Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

PROPOSAL THREE—AMENDMENT TO THE CERTIFICATE OF INCORPORATION

Our stockholders are being asked to consider and vote upon a proposal to approve an amendment to our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to decrease the number of authorized shares of common stock from 1,000,000,000 to 250,000,000. The Board of Directors has determined that it is in the best interest of KANA and its stockholders to decrease the number of shares of authorized common stock by 750,000,000 in order to reduce the franchise tax exposure in the state of Delaware, our jurisdiction of incorporation. The decrease in the authorized number of shares of common stock will not affect the rights and restrictions of any issued and outstanding shares of our common stock or any unissued shares, other than reduce the number of unissued shares of common stock available for issuance. If the amendment is approved, the first paragraph of Article IV of the Certificate of Incorporation will be amended as follows:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is Two Hundred Fifty-Five Million (255,000,000). Two Hundred Fifty Million (250,000,000) shares shall be Common Stock, par value $0.001 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share.”

If the amendment is approved by KANA’s stockholders, the decrease to the number of authorized shares of common stock will become effective upon the filing of the Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. The Board of Directors intends to file the Certificate of Amendment to the Certificate of Incorporation as soon as practicable once stockholder approval is obtained.

The Board of Directors recommends a vote FOR the amendment to the Certificate of Incorporation to decrease the number of authorized shares of common stock.

PROPOSAL FOUR—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has selected Deloitte & Touche LLP as KANA’s independent registered public accounting firm to perform the audit of our financial statements for 2005, and our stockholders are being asked to ratify this selection. Representatives of Deloitte & Touche LLP will be present at our annual meeting, will have the opportunity to make a statement at our meeting if they wish and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

OTHER BUSINESS

Our Board of Directors does not presently intend to bring any other business before our 2005 Annual Meeting of Stockholders, and we are not aware of any matters to be brought before our 2005 Annual Meeting of Stockholders except as specified in the notice of our meeting. As to any business that may properly come before our meeting, however, it is intended that the proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

RELATIONSHIP WITH OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Change in Certifying Independent Registered Public Accounting Firm

On July 16, 2004, PricewaterhouseCoopers LLP (“PWC”) resigned as KANA’s independent registered public accounting firm and, on September 7, 2004, KANA retained Deloitte & Touche LLP (“Deloitte”) as its new independent registered public accounting firm.

PWC prepared a report on KANA’s financial statements for each of the fiscal years ended December 31, 2003 and December 31, 2004, and such reports did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During KANA’s fiscal years ended December 31, 2003 and December 31, 2004, and the subsequent interim period through July 16, 2004, there were no disagreements between KANA and PWC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PWC’s satisfaction, would have caused PWC to make reference to the subject matter of the disagreement in connection with its reports on KANA’s financial statements.

KANA provided PWC with a copy of the foregoing disclosures. PWC’s letter, dated July 22, 2004, stating whether it agreed with the statements made by KANA in its Current Report on Form 8-K filed with the SEC on July 22, 2004, was attached as Exhibit 16.1 to such Current Report on Form 8-K.

During KANA’s two most recent fiscal years, and the subsequent interim period through July 7, 2003, KANA did not consult with Deloitte regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of SEC Regulation S-K.

Fiscal 2004 and 2003 Audit Firm Fee Summary

During fiscal 2003 and the subsequent interim period through July 16, 2004, PWC served as KANA’s independent registered public accounting firm. Set forth below are the fees (in thousands) paid for the services of PWC in such periods.

	Year Ended December 31,
	2004	2003
Audit fees	$195	$367
Audit-related fees	—	—
Tax fees	134	147
All other fees:
Review of Form S-3 filings	27	105

Total fees	$356	$619

During the interim period from September 7, 2004 through December 31, 2004, Deloitte served as KANA’s independent registered public accounting firm. Set forth below are the fees paid for the services of Deloitte in such period.

Year Ended December 31, 2004
Audit fees	$1,134
Audit-related fees	—
Tax fees	—
All other fees:	—

Total fees	$1,134

Our Audit Committee considers at least annually whether the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining auditor independence. This process includes:

•	Obtaining and reviewing, on at least an annual basis, a letter from the independent auditors describing all relationships between the independent auditors and KANA required to be disclosed by Independence Standards Board Standard No. 1, reviewing the nature and scope of such relationships, discussing these relationships with the independent auditors and discontinuing any relationships that the Committee believes could compromise the independence of the auditors; and

•	Obtaining reports of all non-audit services proposed to be performed by the independent auditors before such services are performed, reviewing and approving or prohibiting, as appropriate, any non-audit services not permitted by applicable law. The Committee may delegate authority to review and approve or prohibit non-audit services to one or more members of the Committee, and direct that any approval so granted be reported to the Committee at a following meeting of the Committee.

All services provided by KANA’s accounting firms in fiscal 2003 and fiscal 2004 were approved in advance by the Audit Committee.

Audit Committee Pre-Approval Policy

All audit and permitted non-audit services to be performed for KANA by its independent registered public accounting firm must be pre-approved by the Audit Committee to assure that the provision of such services do not impair the firm’s independence. Our Audit Committee does not delegate its responsibility to pre-approve services performed by the independent auditors to management.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other matters. All other audit services not otherwise included in the annual audit services engagement must be specifically pre-approved by the Audit Committee.

Report Of The Audit Committee

The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

The Audit Committee’s purpose is to assist the Board of Directors in its oversight of KANA’s financial accounting, reporting and controls. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent” as required by applicable listing standards of The NASDAQ Stock Market (please see “Committees of the Board of Directors” on page 3 of this proxy statement). The Audit Committee operates pursuant to a charter, which, as amended, has been approved by the Board of Directors in April 2003. The Audit Committee meets with KANA’s management and with our independent registered public accounting firm, with and without management present, to discuss the scope and plans for their audit, the results of its examinations, its evaluations of KANA’s internal controls and the overall quality of KANA’s financial reporting. The Audit Committee held 11 meetings during 2004.

In performing its oversight role during the period since its last report, the Audit Committee considered and discussed KANA’s audited financial statements with management and our independent registered public accounting firm. The Audit Committee also discussed with KANA’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining their independence as KANA’s auditors, and has discussed with the independent registered public accounting firm their independence as KANA’s auditors. Based on the discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that KANA’s audited financial statements that were reviewed by the Audit Committee and discussed with management and our independent registered public accounting firm be included in KANA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. The Audit Committee and the Board of Directors also recommended, subject to stockholder approval, the selection of Deloitte & Touche LLP as KANA’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

The members of the Audit Committee rely on the information provided to them and on the representations made to the Audit Committee by management and KANA’s independent registered public accounting firm without conducting independent verification of the accuracy of such information and representations. Accordingly, the Audit Committee’s oversight does not ensure that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not ensure that any audit of KANA’s financial statements conducted by independent registered public accounting firm has been carried out in accordance with generally accepted auditing standards, or that the financial statements are presented in accordance with generally accepted accounting principles.

AUDIT COMMITTEE
Michael Shannahan (Chairman) Dixie Mills Jerry Batt Stephanie Vinella

EXECUTIVE OFFICERS

In addition to Michael S. Fields, an executive officer who is also a member of the Board of Directors, the following individuals are executive officers of the Company:

John Thompson.    Mr. Thompson joined KANA in October 2004 and currently serves as Executive Vice President and Chief Financial Officer. Mr. Thompson was Chief Financial Officer of Veraz Networks, Inc., a provider of Voice Over IP solutions to the telecom industry, from January 2003 to October 2004. From May 2001 to January 2003, Mr. Thompson was Chief Financial Officer of Interwise, Inc., a provider of web-based communication products. From December 1998 to January 2001, Mr. Thompson was Chief Financial Officer of Manage.com, a software company. Mr. Thompson holds a B.S. degree in Mathematics and a second B.S. degree in Industrial Management from Purdue University as well as a M.S. degree in Industrial Administration from Carnegie-Mellon University.

Brian Kelly.    Mr. Kelly has been our Executive Vice President of Marketing and Product Strategy since June 2003. Previously, Mr. Kelly served as Vice President of Products at Kanisa, Inc. from February 2003 to June 2003. From September 2001 to February 2003, Mr. Kelly served as Chief Executive Office of Proveer, Inc., a software and services company that provides analytical applications and business intelligence infrastructure. From December 1998 to June 2001, Mr. Kelly was Executive Vice President of Products at Broadbase Software, Inc., prior to the merger with Broadbase Software, Inc. in June 2001, and remained as our Executive Vice President of Products until August 2001. Mr. Kelly holds a B.S. degree in Computer Science from the University of Cincinnati.

Alan Hubbard.    Mr. Hubbard joined KANA in June 2002 and currently serves as Executive Vice President of Research & Development. Previously, Mr. Hubbard was the Vice President of Engineering for Altaworks Corporation from January 2000 to February 2002. From January 1991 to January 2000, Mr. Hubbard held various management positions at Hewlett-Packard Company, including Worldwide Technology Program Manager—Enterprise Accounts Organization. Mr. Hubbard holds a M.B.A. degree and B.S. degree in Computer Information Systems from Bentley College.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of common stock and their transactions in such common stock. Based on our review of reporting forms we have received from our executive officers and Board members, we believe that such persons have filed, on a timely basis, all other reports required under Section 16(a) for 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding the beneficial ownership of our common stock as of September 1, 2005, by the following individuals or groups:

•	each person or entity who is known by us to own beneficially more than five percent of our outstanding stock;

•	each of those officers and former officers of KANA whose summary compensation information is provided below under “Summary of Cash and Certain Other Compensation for Executive Officers” (referred to as the “Named Executive Officers”);

•	each of our directors; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Applicable percentage ownership in the following table is based on 30,872,064 shares of common stock outstanding as of September 1, 2005, as adjusted to include options exercisable within 60 days of September 1, 2005 held by the indicated stockholder or stockholders.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Kana Software, Inc., 181 Constitution Drive, Menlo Park, CA 94025. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. To determine the number of shares beneficially owned by persons other than our directors, executive officers and their affiliates, we have relied on beneficial ownership reports filed by such persons with the SEC.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (%)
Executive Officers and Directors:
Michael S. Fields (1)	—	*
John Thompson (2)	165,652	*
Alan Hubbard (3)	247,602	*
Brian Kelly (4)	230,965	*
Tim Angst (5)	233,954	*
Chuck Bay (6)	1,477,019	4.8
Jerry R. Batt (7)	62,250	*
Dr. Dixie L. Mills (8)	62,250	*
Stephanie Vinella (9)	22,762	*
Michael J. Shannahan (10)	—	*
All current directors and executive officers as a group (10 persons) (11)	2,500,454	8.1

5% Stockholders:
NightWatch Capital Management, LLC (12)	2,879,465	9.3
Empire Capital Partners, L.P (13)	1,672,100	5.4

*	Less than one percent.

(1)	On August 25, 2005, Mr. Fields was appointed Chief Executive Officer. Mr. Fields’ compensation as a result of such appointment is to be determined by the Compensation Committee of the Board Mr. Fields is also the Chairman of the Board of Directors.

(2)	Represents 60,000 shares held by Mr. Thompson and 105,652 options that will be exercisable as of October 31, 2005.

(3)	Represents 11,474 shares held by Mr. Hubbard and options that will be exercisable as to 236,128 shares as of October 31, 2005. Mr. Hubbard is the Executive Vice President of Research & Development of KANA.

(4)	Represents 9,975 shares held by Mr. Kelly and options that will be exercisable as to 220,990 shares as of October 31, 2005. Mr. Kelly is the Executive Vice President of Marketing & Product Strategy of KANA.

(5)	Represents 13,750 shares held by Mr. Angst and options that will be exercisable as to 220,204 shares as of October 31, 2005. Mr. Angst was Executive Vice President, Worldwide Operations. As of June 2005 Mr. Angst ceased providing services for KANA.

(6)	Represents 4,736 shares held by Mr. Bay and options that will be exercisable as to 1,472,283 shares as of October 31, 2005. Mr. Bay is a Director of the Company, and served as its Chief Executive Officer until August 25, 2005.

(7)	Represents options that will be exercisable as to 62,250 shares as of October 31, 2005. Mr. Batt is a director of KANA.

(8)	Represents options that will be exercisable as to 60,250 shares as of October 31, 2005. Dr. Mills is a director of KANA.

(9)	Represents 262 shares held by Ms. Vinella and options that will be exercisable as to 22,500 shares as of October 31, 2005. Ms. Vinella is a director of KANA.

(10)	As of September 1, 2005, no options had been issued to Michael Shannahan. Mr. Shannahan is a director of KANA. However, we anticipate that he will receive an option grant in connection with him joining our Board of Directors.

(11)	Represents 100,197 shares held and options that will be exercisable as to 2,400,507 shares as of October 31, 2005.

(12)	Based solely on information contained in Schedule 13D filed by NightWatch Capital Management, LLC (“NWCM”) on July 11, 2005 with the Securities and Exchange Commission. NWCM has sole voting and dispositive power over 2,879,465 of these shares. The principal business address of NWCM is 3311 North University Avenue, Suite 200, Provo, Utah 84604. See “Certain Relationships and Related Transactions” for information regarding the issuance of shares and warrants to the NightWatch funds after September 1, 2005. John Nemelka, the Managing Principal of NWCM, was appointed to the Board in October 2005, and is a nominee for election to the Board of Directors at the 2005 Annual Meeting of Stockholders.

(13)	Based solely on information contained in Schedule 13G filed by Empire Capital Partners, L.P. (“Empire Capital”), Empire GP, L.L.C. (“Empire GP”), Empire Capital Management L.L.C. Scott A. Fine and Peter J. Richards on May 27, 2005 with the Securities and Exchange Commission. Empire Capital and Empire GP share voting and dispositive power over 688,758 of these shares. Empire Capital Management L.L.C. share voting and dispositive power over 983,342 of these shares. Messrs. Fine and Richards share voting and dispositive power over a total of 1,672,100 of these shares. Messrs. Fine and Richards, as Members, direct the operations of Empire GP and Empire Capital Management, L.L.C. Neither Mr. Fine nor Mr. Richards directly own any of 1,672,100 of these shares. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, each may be deemed to beneficially own the shares of Common Stock beneficially owned by Empire Capital Partners, L.P., Empire Capital Partners, Ltd., Empire Capital Partners II, Ltd., Charter Oak Partners, L.P. and Charter Oak Partners II, L.P. The principal business address of Empire Capital and Messrs. Fine and Richards is 1 Gorham Island, Westport, CT 06880.

EQUITY COMPENSATION PLANS

We maintain the 1999 Stock Incentive Plan, KANA 1999 Employee Stock Purchase Plan (the “1999 Employee Stock Purchase Plan”), Broadbase Software, Inc. 1999 Equity Incentive Plan (the “Broadbase 1999 Equity Incentive Plan”) and Broadbase Software, Inc. 2000 Stock Incentive Plan (the “Broadbase 2000 Stock Incentive Plan”). The 1999 Stock Incentive Plan and 1999 Employee Stock Purchase Plan have been approved by our stockholders. The Broadbase 1999 Equity Incentive Plan and Broadbase 2000 Stock Incentive Plan were assumed by KANA in connection with the merger with Broadbase Software, Inc. in June 2001 and have not been subsequently approved by our stockholders.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes our equity compensation plans as of December 31, 2004:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	5,293,030	$10.16	1,164,021
Equity compensation plans not approved by security holders (2)	3,729,441	10.40	3,236,298

Total	9,022,471	$10.26	4,400,319

(1)	Under the terms of the 1999 Stock Incentive Plan, on the first trading day of January of each year, the aggregate number of shares of our Common Stock reserved for issuance thereunder is increased automatically by a number of shares equal to 4.25% of the total number of shares of our outstanding common stock on the last trading day in December of the immediately preceding calendar year, up to a maximum of 1,000,000 shares per year. Under the terms of the 1999 Employee Stock Purchase Plan, on the first trading day of January of each year, the aggregate number of shares of our Common Stock reserved for issuance thereunder is increased automatically by a number of shares equal to 0.75% of the total number of shares of our outstanding common stock on the last trading day in December of the immediately preceding calendar year, up to a maximum of 400,000 shares per year.

(2)	Please see below for a description of our equity compensation plans that do not require the approval of, and have not been approved by, our stockholders. In addition, we have assumed all the outstanding options of Broadbase Software, Inc., Silknet Software, and other companies in connection with the acquisition of those companies. As of December 31, 2004, there remained outstanding assumed options to purchase a total of approximately 560,435 shares of our common stock with a weighted exercise price of $24.02 per share, which excludes options outstanding under assumed option plans, but includes those options outstanding where only the option grants were assumed and not the plan. These options have been converted into options to purchase our shares on the terms specified in the relevant acquisition agreements. Statistics regarding these assumed options are not included in the table above. Under the terms of our Broadbase 1999 Stock Incentive Plan, on the first trading day of January of each year, the aggregate number of shares of our Common Stock reserved for issuance thereunder is increased automatically by a number of shares equal to 5% of the total number of shares of our outstanding common stock on the last trading day in December of the immediately preceding calendar year.

Equity Compensation Plans Not Approved By Stockholders

We assumed the Broadbase 1999 Equity Incentive Plan and the Broadbase 2000 Stock Incentive Plan in connection with a merger with Broadbase Software, Inc. in June 2001. The Broadbase 1999 Equity Incentive

Plan permits the grant of nonqualified stock options, restricted stock and stock bonuses to our employees, consultants and directors. The Broadbase 2000 Stock Incentive Plan permits the grant of nonqualified stock options and restricted stock to our employees, consultants and directors.

The Broadbase 1999 Equity Incentive Plan and the Broadbase 2000 Stock Incentive Plan allow the Compensation Committee to specify the specific conditions of grants, including but not limited to the vesting period, option period, termination provisions and transferability provisions. Options granted under both plans typically have an exercise price not less than the fair market value of our common stock on the date of grant, although both plans permit grants at lower exercise prices. Options granted under both plans generally become exercisable over a four-year period based on continued service and expire ten years after the grant date, subject to earlier termination in the event of a participant’s termination of service with KANA.

As of December 31, 2004, a total of 2,271,662 and 964,636 shares remained available for grant under the Broadbase 1999 Equity Incentive Plan and the Broadbase 2000 Stock Incentive Plan, respectively. Under the terms of the Broadbase 1999 Equity Incentive Plan, on the first trading day of January of each year, the aggregate number of shares of our common stock reserved for issuance thereunder is increased automatically by a number of shares equal to 5% of the total number of shares of our outstanding common stock on the last trading day in December of the immediately preceding calendar year.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report in this document shall not be incorporated by reference in any such filings.

The Compensation Committee acts on behalf of the Board of Directors to establish KANA’s general compensation policies for all employees and to determine the compensation for the Chief Executive Officer and reviews and approves compensation for the other executive officers. It also administers KANA’s stock plans. Additionally, the Compensation Committee is routinely consulted to approve compensation packages for newly-hired executives. The Compensation Committee’s compensation policy for executive officers is designed to promote continued performance, and to attract, motivate and retain talented executives responsible for the success of KANA.

Executive Compensation.    At the conclusion of each fiscal year the Compensation Committee meets with the Chief Executive Officer to consider executive compensation plans for the next fiscal year. The Compensation Committee determines the compensation levels for the executive officers by reviewing certain independent information sources as they are available, and from the recommendations of the Chief Executive Officer.

When reviewing with the members of the Compensation Committee, the Chief Executive Officer considers individual and corporate performance, levels of experience and responsibility, and competitive pay practices. These factors vary from individual to individual and the Chief Executive Officer does not assign relative weight or priority to any one factor. In addition, the base salaries, incentive compensation and option grants of executive officers are determined in part by the Compensation Committee reviewing data on prevailing compensation practices in companies with whom KANA competes for executive talent and by their evaluating this information in connection with KANA’s corporate goals. In addition, the Compensation Committee commissioned and reviewed the results of a report prepared by a third party executive compensation specialist.

KANA’s executive officers are paid base salaries in line with their responsibilities and based on the above factors, as determined in the discretion of the Compensation Committee. Executive officers are also eligible to receive stock option grants and cash bonuses based on achievement of performance targets established at the beginning of the fiscal year. During fiscal year 2004, the objectives used by KANA as the basis for incentive bonuses included the achievement of quarterly corporate financial goals based on KANA’s financial plan.

Long-term equity incentives for KANA’s executive officers and non-executive employees are effected through stock option grants under the KANA 1999 Stock Incentive Plan, the Broadbase 1999 Equity Incentive Plan, or the Broadbase 2000 Stock Incentive Plan. The Compensation Committee believes that equity-based compensation in the form of stock options links the interests of management and employees with those of the stockholders. Substantially all of KANA’s full-time non-executive employees participate in either the KANA 1999 Stock Incentive Plan or the Broadbase 1999 Equity Incentive Plan. The number of shares subject to each stock option granted to executive officers is within the discretion of the Compensation Committee and is based on each executive’s position within KANA, past performance, anticipated future contributions and prior option grants. Further, the Compensation Committee generally does not consider whether an executive has previously exercised granted options. During 2004, the executive officers received options to purchase 1,140,000 shares of common stock.

Each grant allows the executive officer to acquire shares of KANA’s common stock at a fixed price per share (the market price on the grant date) in installments generally over a four-year period. The option grants will provide a return only if the market price of KANA’s stock appreciates over the option term. As of September 1, 2005, the executive officers of KANA owned an aggregate of 99,935 shares of common stock (including restricted shares)

and had the right to acquire an additional 2,255,257 shares of common stock upon the exercise of employee stock options that are exercisable within sixty days of September 1, 2005. These interests, exclusive of other outstanding options, represented in the aggregate 7.1% of KANA’s outstanding capital stock on September 1, 2005. KANA intends to continue its strategy of encouraging its executive officers to become stockholders.

CEO Compensation.    The annual base salary for the Chief Executive Officer of KANA is reviewed and approved annually by the Compensation Committee. In setting Mr. Bay’s compensation for 2004, the Compensation Committee considered KANA’s financial performance for the prior fiscal year, KANA’s market capitalization and data regarding pay practices of comparable companies as well as the results of a report prepared by a third party executive compensation specialist, in addition to Mr. Bay’s individual performance and continuing contributions to KANA. The Committee set Mr. Bay’s salary at $300,000 for 2004 and awarded Mr. Bay a bonus of $100,000, which was based on KANA’s financial and strategic performance in 2004 as well as a comparison to peer companies. At Mr. Bay’s request, as part of KANA’s company-wide costs-savings initiative, including pay reductions for most of KANA’s employees, implemented in 2001 and 2002, Mr. Bay’s total salary for 2002 was reduced to $129,196 from the $205,000 annual salary set by the Committee for the year. The Committee also warded Mr. Bay a bonus of $100,000 for 2002, which was based on KANA’s financial and strategic performance in 2002.

In August 2003, the Compensation Committee approved the terms of an employment agreement for Mr. Bay which provides for (i) 18 months of acceleration of unvested stock options upon a change of control of KANA if, following such change of control, Mr. Bay is not offered a similar position in the combined entity, (ii) full acceleration of unvested stock options immediately prior to such change in control if the successor entity does not fully assume or replace such stock options with equivalent substitute stock options, and (iii) a lump sum payment of 18 months of Mr. Bay’s base salary and payment of up to 18 months of health insurance benefits if KANA is subject to a change of control and Mr. Bay is not offered a similar position in the combined entity following such change of control.

In May 2004, the Committee granted Mr. Bay options to purchase up to 150,000 shares of common stock vesting over four years. In granting this option, the committee reviewed Mr. Bay’s existing outstanding options, the number of shares common stock Mr. Bay already owned, and KANA’s performance in 2004 as well as a comparison to peer companies.

Tax Policy.    Section 162(m) of the Internal Revenue Code of 1986 limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail and are contingent on stockholder approval of the compensation arrangement. KANA has generally endeavored to structure its compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives.

The Compensation Committee believes that long-term stockholder value is enhanced by corporate and individual performance achievements. Through the plans and policies described above, a significant portion of KANA’s executive compensation is based on corporate and individual performance, as well as competitive pay practices. The Compensation Committee believes equity compensation, in the form of stock options and restricted stock, is vital to the long-term success of KANA. The Compensation Committee remains committed to this policy, recognizing the competitive market for talented executives and that the cyclical nature of KANA’s business may result in highly variable compensation for a particular time period. Moreover, the Compensation Committee believes that KANA’s flexibility in implementing its compensation philosophy in 2004 has played a substantial part in enabling it to attract and retain KANA’s key executives. The Compensation Committee believes that long-term stockholder value was enhanced by the corporate and individual performance achievements of KANA’s executives.

COMPENSATION COMMITTEE
Jerry Batt (Chairman) Stephanie Vinella

Compensation Committee Interlocks and Insider Participation

During 2004, our compensation committee consisted of Messrs. Galvin and Batt. Mr. Galvin resigned from the Board of Directors in April 2005. Ms. Vinella was appointed to our compensation committee in April 2005. No members of the compensation committee were also employees of KANA or its subsidiaries during 2004 or at any time prior to 2004. None of our executive officers serves on the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

Summary of Cash and Certain Other Compensation for Executive Officers

Summary Compensation Table.    The following table sets forth certain information concerning compensation earned for 2002, 2003, and 2004, by:

•	our Chief Executive Officer;

•	each of our other most highly compensated executive officers who were serving at the end of 2004 and whose salary and bonus for 2004 exceeded $100,000; and

•	up to two additional individuals who would have been named, but for the fact that the individual was not serving as an executive officer at the end of 2004.

The listed individuals are referred to in this report as the Named Executive Officers.

The salary figures include amounts the employees invested into our tax-qualified plan pursuant to Section 401(k) of the Internal Revenue Code. However, compensation in the form of perquisites and other personal benefits that constituted less than the lesser of either $50,000 or 10% of the total annual salary and bonus of each of the Named Executive Officers in 2002 is excluded. The option grants reflected in the table below for 2002 were made under the 1999 Stock Incentive Plan, Broadbase 1999 Equity Incentive Plan and Broadbase 2000 Stock Incentive Plan.

		Annual Compensation			Long-Term Compensation Awards Securities Underlying Options	All Other Compensation ($)
Name and Principal Positions	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)
Chuck Bay (1) Director	2004 2003 2002	300,000 250,000 129,196	35,000 100,000 100,000		150,000 275,000 556,625	—

Brian Kelly (2) Executive Vice President of Marketing and Product Strategy	2004 2003 2002	205,000 100,401 75,000	119,080 70,000 —		100,000 300,000 —	— 150,000 —

Alan Hubbard (3) Executive Vice President of Research and Development	2004 2003 2002	205,000 163,100 85,915	109,674 100,000 65,000	— —	40,000 254,876 45,124	— — —

Tim Angst (4) Executive Vice President, Worldwide Operations)	2004 2003 2002	134,102 — —	— — —		400,000 — —	66,440 — —

Thomas H. Doyle (5) Former Chief Operating Officer and President	2004 2003 2002	207,308 200,000 153,333	13,750 100,000 100,000		100,000 275,000 225,000	— — —

(1)	Mr. Bay resigned as Chief Executive Officer on August 25, 2005. Mr. Bay’s position as a director will expire at the 2005 Annual Meeting of Stockholders.

(2)	Mr. Kelly’s 2002 compensation represents compensation for consulting services in connection with his termination agreement in August 2001. Mr. Kelly rejoined KANA on a full-time basis in June 2003. Other compensation in 2003 represents a signing bonus.

(3)	Mr. Hubbard joined KANA in June 2002; therefore his 2002 annual salary represents only seven months of compensation.

(4)	Mr. Angst joined KANA in April, 2004; therefore his 2004 annual salary represents only eight months of compensation. Other compensation represents commissions Mr. Angst earned in 2004. As of June 2005, Mr. Angst ceased providing services to KANA.

(5)	Mr. Doyle resigned from his executive position effective October 1, 2004; therefore his 2004 annual salary represents only nine months of compensation.

Mr. John Huyett served as Chief Financial Officer of KANA from June 2002 through May 2004. Since Mr. Huyett resigned from his position in May 2004, his 2004 annual salary of $69,122 represents only five months of compensation. Mr. Huyett received a severance payment upon his resignation. See “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” below.

Stock Options

Table of Option Grants in Fiscal 2004.    The following table sets forth information with respect to stock options granted to each of the Named Executive Officers in 2004. We granted options to purchase up to a total of 3,592,500 shares to employees during 2004 and the table’s percentage column shows how much of that total was granted to the Named Executive Officers. No stock appreciation rights were granted to the Named Executive Officers during 2004.

The table includes the potential realizable value over the 10-year term of the options, based on assumed rates of stock price appreciation of 5% and 10%, compounded annually. The potential realizable value is calculated based on the closing price of the common stock on the date of grant, assuming that price appreciates at the indicated rate for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. All options listed have a term of 10 years. The stock price appreciation rates of 5% and 10% are assumed pursuant to the rules of the SEC. We can give no assurance that the actual stock price will appreciate over the 10-year option term at the assumed levels or at any other defined level. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

Option Grants in Fiscal 2004

	Number of Securities Underlying Options	Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Options Term
		% of Total Options Granted to Employees in	Exercise Price Per	Expiration
Name	Granted (#)	Fiscal Year 2004	Share ($/sh)	Date	5% ($)	10% ($)
Chuck Bay (1)	150,000	4.2%	$3.11	5/3/2014	$293,278	$743,165
Brian Kelly	100,000	2.8	3.11	5/3/2014	195,519	495,443
Alan Hubbard	40,000	1.1	3.11	5/3/2014	78,207	198,177
Tim Angst (2)	400,000	11.1	2.77	5/13/2014	696,574	1,765,116
Tom Doyle (3)	100,000	2.8	3.11	5/3/2014	195,519	495,443

(1)	Mr. Bay resigned as Chief Executive Officer on August 25, 2005. Mr. Bay’s position as a Director will expire at the 2005 Annual Meeting of Stockholders.

(2)	As of June 2005, Mr. Angst ceased providing services to KANA.

(3)	Mr. Doyle resigned from his executive position as Chief Operating Officer and President of KANA effective October 1, 2004.

John Thompson joined KANA in October 2004 as Executive Vice President and Chief Financial Officer. Mr. Thompson purchased 60,000 shares on November 16, 2004. Also, Mr. Thompson received a grant of an option to purchase 350,000 shares at an exercise price of $1.73. As of December 31, 2004, all shares were unexercisable.

Table of Aggregated Option Exercises and Fiscal Year-End Values.    The following table sets forth the number of shares underlying exercisable and unexercisable options held by the Named Executive Officers at the end of 2004, and the value of such options. None of the Named Executive Officers held any stock appreciation rights at the end of the year.

The value realized is based on the fair market value of our common stock on the date of exercise, minus the exercise price payable for the shares, except in the event of a same day sale transaction, in which case the actual sale price is used.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Number of Shares Acquired on Exercise (#)	Value Realized ($)	# of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#)		Value of Unexercised in-the-Money Options/SARs at Fiscal Year-End($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Chuck Bay (1)	—	—	1,076,955	651,374	$89,347	$59,583
	—	—	—	—	—	—
Brian Kelly	—	—	127,083	272,917	—	—
Alan Hubbard	—	—	137,789	202,211	6,525	4,856
Tim Angst (2)	—	—	66,667	333,333	—	—
Thomas H. Doyle (3)	—	—	521,283	392,040	40,079	23,833

(1)	Mr. Bay resigned as Chief Executive Officer on August 25, 2005. Mr. Bay’s position as a Director will expire at the 2005 Annual Meeting of Stockholders.

(2)	As of June 2005, Mr. Angst ceased providing services to KANA.

(3)	Mr. Doyle resigned from his executive position as Chief Operating Officer and President of KANA effective October 1, 2004.

John Thompson joined KANA in October 2004 as Executive Vice President and Chief Financial Officer. Mr. Thompson purchased 60,000 shares on November 16, 2004. Also, Mr. Thompson received a grant of an option to purchase 350,000 shares at an exercise price of $1.73. As of December 31, 2004, all shares were unexercisable. As of September 1, 2005, 90,339 shares were exercisable.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Options held by our continuing Named Executive Officers provide for full acceleration of vesting and exercisability with respect to all unvested shares upon a change of control of KANA if, following such change of control, the Named Executive Officer is not offered a similar position in the combined entity.

Tim Angst.    On September 30, 2005, we entered into a Confidential Separation Agreement and Mutual Release (the “Separation Agreement”) with Mr. Angst to finalize the termination of his employment as Executive Vice President, Worldwide Operations. Mr. Angst’s employment with us terminated effective September 1, 2005. Following the effective date of Mr. Angst’s termination, we agreed to pay Mr. Angst $83,335 (which constitutes the equivalent of five (5) months of base salary for Mr. Angst that was in effect as of April 28, 2005) less deductions and withholdings, over five (5) months beginning on October 8, 2005 on a monthly basis.

In addition, any unvested options granted to Mr. Angst that would have vested during the severance period (September 2, 2005 to February 6, 2006) vested on September 1, 2005.

Chuck Bay.    On August 25, 2005, Mr. Bay retired from his position as Chief Executive Officer of KANA and Mr. Bay has informed KANA that he will not seek re-election as a director of KANA at the 2005 Annual Meeting of Stockholders when his current term as a director expires. We expect to enter into a separation agreement with Mr. Bay pursuant to which (i) Mr. Bay would agree to perform consulting services for KANA for twelve (12) months (the “Consulting Period”); (ii) Mr. Bay would receive an amount equal to his most recent base salary with KANA for his consulting services; (iii) Mr. Bay’s unvested options to purchase shares of KANA common stock would continue to vest during the Consulting Period and, at the end of the Consulting Period, all of the options that remain unvested would become fully vested; and (iv) Mr. Bay would be bound by a non-competition obligation, and would agree not to solicit KANA’s employees during the Consulting Period.

Thomas H. Doyle.    We entered into an Employment Termination, Release and Consulting Agreement with Mr. Doyle, dated as of August 4, 2004 (the “Employment Termination Agreement”). Mr. Doyle’s employment with us terminated effective October 1, 2004. Upon the termination of Mr. Doyle’s employment, Mr. Doyle’s remaining options to purchase shares of KANA common stock and shares of unvested restricted KANA common stock (or restricted stock convertible into KANA common stock) acquired through the previous exercise of options as of October 1, 2004 (the “Restricted Shares”), are to remain initially unvested, but may qualify for vesting based on Mr. Doyle’s period of consulting. Pursuant to the Employment Termination Agreement, Mr. Doyle is to perform certain consulting services for us during the period beginning on October 1, 2004 and lasting for eighteen (18) months therefrom (the “Period of Consultancy”). The general scope of Mr. Doyle’s services is to work on strategic projects at the direction of our Chief Executive Officer. We agreed to pay Mr. Doyle at a monthly rate equal to Mr. Doyle’s salary with us in effect as of October 1, 2004, less applicable withholding taxes and to be paid according to our normal payroll practices but Mr. Doyle will not be eligible to receive any bonuses. At the end of the Period of Consultancy, Mr. Doyle’s Restricted Shares will become vested with respect to the number of shares that would have vested during the Period of Consultancy pursuant to the vesting schedule in effect as of October 1, 2004 so long as Mr. Doyle continuously provides services to us until the end of the full term of his Period of Consultancy. Under no circumstances will Mr. Doyle’s Restricted Shares received accelerated vesting.

John Huyett.    We entered into a Separation Agreement and General Release with Mr. Huyett, dated as of May 3, 2004. Mr. Huyett’s employment with us terminated effective May 3, 2004, and we agreed to pay Mr. Huyett the gross sum of Two Hundred and Five Thousand Dollars ($205,000), less applicable payroll withholdings as severance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have granted options to our executive officers and directors and we have assumed options granted by Broadbase Software, Inc. to such individuals. See “Proposal One—Election of Director—Director Compensation” and “Executive Compensation and Related Information—Stock Options—Table of Option Grants in Fiscal 2004.” In addition, we have an automatic stock option grant program for our non-employee directors, as described under “Proposal 2: Amendment to the KANA 1999 Stock Incentive Plan.” We have entered into indemnification agreements with each of our executive officers and directors containing provisions that may require us, among other things, to indemnify our executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

NightWatch Capital Management, LLC has sole voting and dispositive power over the aggregate 5,068,471 shares of common stock of KANA issued to the NightWatch funds during the private placement described below. Mr. Nemelka is the Managing Principal of NightWatch Capital Management, LLC.

On June 30, 2005, KANA completed a private placement of unregistered securities pursuant to which Investors paid KANA an aggregate of approximately $2,400,000 to purchase 1,631,541 shares of KANA common stock at $1.471 per share and warrants to purchase up to 815,769 shares of KANA common stock at an exercise price of $ 2.452 per share.

On September 29, 2005, KANA completed a second private placement of unregistered securities pursuant to which Investors paid KANA an aggregate of approximately $4,000,000 to purchase units, each consisting of one share of our common stock and 0.36 of a warrant, for $1.5227 per unit. KANA issued an aggregate of 2,626,912 shares of KANA common stock and warrants to purchase up to 945,687 shares of KANA common stock. The warrants have an exercise price of $ 2.284 per share. These warrants will become exercisable on March 28, 2006 and expire on September 29, 2010. The warrants that KANA issued in the June 30, 2005 private placement were also amended on September 29, 2005 so that they will become exercisable and expire on the same dates. In the event that KANA common stock is delisted from The NASDAQ National Market due to the failure to file its Quarterly Report on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, KANA has agreed to adjust the purchase price (through issuance of additional shares and warrants) at a price equal to the volume weighted average trading price per share of common stock for the three consecutive trading day period immediately following the day on which Kana issues a press release announcing the delisting, provided, that the adjusted purchase price per unit shall in no event be less than $0.95.

CODE OF ETHICS AND CONDUCT

The Board of Directors has adopted a Code of Ethics and Conduct applicable to all directors, officers and employees of KANA, as required by applicable securities laws and the rules of the SEC and listing standards of The NASDAQ Stock Market. A copy of the Code of Ethics and Conduct is posted in the Corporate Governance section of our Internet website at www.kana.com under Investor Relations.

STOCK PERFORMANCE GRAPH

The stock price performance graph below is required by the SEC and should not be deemed to be incorporated by reference in any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be soliciting material or filed under such acts.

The following stock performance graph compares (i) the cumulative total stockholder return on our common stock from December 31, 1999 to December 31, 2004 (measured by the difference between closing prices on each such date) with (ii) the cumulative total return of the NASDAQ Stock Market Index and the S & P Information Technology Index, assuming an investment of $100 in our common stock and in each of the other indices on the date of the our initial public offering, and reinvestment of all dividends. No dividends have been declared or paid on KANA common stock. Stockholder returns over the period indicated should not be considered indicative of future stockholder returns.

Comparison of Cumulative Total Returns

	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004
KANA SOFTWARE, INC.	$11.22	$1.90	$0.19	$0.33	$0.18
NASDAQ STOCK MARKET (U.S.)	60.09	45.44	26.36	38.55	40.87
S & P INFORMATION TECHNOLOGY	59.10	43.81	27.42	40.37	41.40

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at our 2006 Annual Meeting of Stockholders must be received by KANA at its principal executive offices no later than June 19, 2005, in order to be included in KANA’s proxy materials relating to that meeting. Stockholders wishing to bring a proposal before the 2006 Annual Meeting of Stockholders (but not include it in KANA’s proxy materials) must provide written notice of such proposal to the Secretary of KANA at the principal executive offices of KANA no later than 120 days prior to the date of our 2006 annual meeting. For more information about the procedure for submitting proposals for consideration at a stockholder meeting, you may request a copy of our bylaws from the Corporate Secretary at the address set forth above. Our bylaws have also been filed with the SEC as an exhibit to our Annual Report on Form 10-K, and are available at the SEC’s Web site at www.sec.gov.

Whether or not you plan to attend our annual meeting, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope so that your shares will be represented at our meeting.

APPENDIX A

KANA SOFTWARE, INC.

(formerly known as Kana Communications, Inc.)

1999 STOCK INCENTIVE PLAN

AS AMENDED ON APRIL 26, 2001 AND APRIL 9, 2005

ARTICLE ONE

GENERAL PROVISIONS

I.	PURPOSE OF THE PLAN

This 1999 Stock Incentive Plan is intended to promote the interests of Kana Software, Inc. (formerly known as Kana Communications, Inc., a Delaware corporation, by providing eligible persons in the Corporation’s service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in such service. Capitalized terms shall have the meanings assigned to such terms in the attached Appendix. All share numbers in this document reflect the 2-for-1split of the Common Stock which was effected on February 22, 2000 and, except where noted, the 10-for-1 reverse split of the Common Stock which was effected on December 13, 2001.

II.	STRUCTURE OF THE PLAN

A. The Plan shall be divided into five separate equity incentives programs:

•	the Discretionary Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock,

•	the Salary Investment Option Grant Program under which eligible employees may elect to have a portion of their base salary invested each year in special option grants,

•	the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock directly, either through the immediate purchase of such shares or as a bonus for services rendered the Corporation (or any Parent or Subsidiary),

•	the Automatic Option Grant Program under which eligible non-employee Board members shall automatically receive option grants at designated intervals over their period of continued Board service, and

•	the Director Fee Option Grant Program under which non-employee Board members may elect to have all or any portion of their annual retainer fee otherwise payable in cash applied to a special stock option grant.

B. The provisions of Articles One and Seven shall apply to all equity programs under the Plan and shall govern the interests of all persons under the Plan.

III.	ADMINISTRATION OF THE PLAN

A. The Primary Committee shall have sole and exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to Section 16 Insiders. Administration of the Discretionary Option Grant and Stock Issuance Programs with respect to all other persons eligible to participate in those programs may, at the Board’s discretion, be vested in the Primary Committee or a Secondary Committee, or the Board may retain the power to administer those programs with respect to all such persons. However, any discretionary option grants or stock issuances for members of the Primary Committee must be authorized by a disinterested majority of the Board.

B. Members of the Primary Committee or any Secondary Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Committee and reassume all powers and authority previously delegated to such committee.

C. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Option Grant and Stock Issuance Programs and to make such determinations under, and issue such interpretations of, the provisions of those programs and any outstanding options or stock issuances thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Option Grant and Stock Issuance Programs under its jurisdiction or any stock option or stock issuance thereunder.

D. The Primary Committee shall have the sole and exclusive authority to determine which Section 16 Insiders and other highly compensated Employees shall be eligible for participation in the Salary Investment Option Grant Program for one or more calendar years. However, all option grants under the Salary Investment Option Grant Program shall be made in accordance with the express terms of that program, and the Primary Committee shall not exercise any discretionary functions with respect to the option grants made under that program.

E. Service on the Primary Committee or the Secondary Committee shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any option grants or stock issuances under the Plan.

F. Administration of the Automatic Option Grant and Director Fee Option Grant Programs shall be self-executing in accordance with the terms of those programs, and no Plan Administrator shall exercise any discretionary functions with respect to any option grants or stock issuances made under those programs.

IV.	ELIGIBILITY

A. The persons eligible to participate in the Discretionary Option Grant and Stock Issuance Programs are as follows:

(i) Employees,

(ii) non-employee members of the Board or the board of directors of any Parent or Subsidiary, and

(iii) consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B. Only Employees who are Section 16 Insiders or other highly compensated individuals shall be eligible to participate in the Salary Investment Option Grant Program.

C. Each Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine, (i) with respect to the option grants under the Discretionary Option Grant Program, which eligible persons are to receive such grants, the time or times when those grants are to be made, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares and the maximum term for which the option is to remain outstanding and (ii) with respect to stock issuances under the Stock Issuance Program, which eligible persons are to receive such issuances, the time or times when the issuances are to be made, the number of shares to be issued to each Participant, the vesting schedule (if any) applicable to the issued shares and the consideration for such shares.

D. The Plan Administrator shall have the absolute discretion either to grant options in accordance with the Discretionary Option Grant Program or to effect stock issuances in accordance with the Stock Issuance Program.

E. The individuals who shall be eligible to participate in the Automatic Option Grant Program shall be limited to (i) those individuals who first become on-employee Board members on or after the Underwriting Date, whether through appointment by the Board or election by the Corporation’s stockholders, and (ii) those individuals who continue to serve as non-employee Board members atone or more Annual Stockholders Meetings held after the Underwriting Date. A non-employee Board member who has previously been in the employ of the Corporation (or any Parent or Subsidiary) shall not be eligible to receive adoption grant under the Automatic Option Grant Program at the time he or she first becomes a non-employee Board member, but shall be eligible to receive periodic option grants under the Automatic Option Grant Program while he or she continues to serve as a non-employee Board member.

F. All non-employee Board members shall be eligible to participate in the Director Fee Option Grant Program.

V.	STOCK SUBJECT TO THE PLAN

A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The number of shares of Common Stock reserved for issuance over the term of the Plan shall not exceed Forty Million Ninety-Eight Thousand Two Hundred Forty-Two (40,098,242) shares1.

B. The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first trading day of January each calendar year during the term of the Plan, beginning with calendar year 2000, by an amount equal to four and one-fourth percent (4.25%) of the total number of shares of Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed One Million (1,000,000) shares.2

C. No one person participating in the Plan may receive stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 1,000,000 shares of Common Stock in the aggregate per calendar year.

[1]	As of April 25, 2005, such reserve consists of (i) the number of shares which remained available for issuance, as of the Plan Effective Date, under the Predecessor Plan as last approved by the Corporation’s stockholders, including the shares subject to outstanding options under that Predecessor Plan, (ii) plus an additional increase of approximately Seven Million One Hundred Thirty Thousand (7,130,000) shares approved by the Corporation’s stockholders prior to the Underwriting Date, plus (iii) an additional increase of Two Million Five Hundred Eighty Three Thousand and One Hundred (2,583,100) shares on January 3, 2000 pursuant to the automatic share increase provisions of Section V.B. of this Article One, plus (iv) an additional increase of Ten Million (10,000,000) shares approved by the Board in March 2000, and approved by the Corporation’s stockholders at the 2000 Special Stockholders Meeting held on April 25, 2000, plus (v) an additional increase of Three Million Nine Hundred Ninety-Nine Thousand Three Hundred Twenty-Eight (3,999,328) shares on January 2, 2001 pursuant to the automatic share increase provisions of Section V.B. of this Article One, plus (vi) an additional increase of Fifteen Million (15,000,000) shares authorized by the Board on April 26, 2001, subject to stockholder approval at the 2001 Annual Meeting.

[2]	For the 1999 calendar year, the annual increase was limited to Four Million (4,000,000) shares. For the 2000 and 2001 calendar years, the annual increase was limited to Six Million (6,000,000) shares. The increase to Ten Million (10,000,000) shares took effect with the 2002 calendar year due to the approval of the April 2001 Amendment by the stockholders, but was decreased to One Million (1,000,000) shares due to the 10:1 reverse stock split of December 13, 2001. The increase to Ten Million (10,000,000) shares shall be effective for the 2006 calendar year and each subsequent calendar year, subject to stockholder approval.

D. Shares of Common Stock subject to outstanding options (including options incorporated into this Plan from the Predecessor Plan) shall be available for subsequent issuance under the Plan to the extent (i) those options expire or terminate for any reason prior to exercise in full or (ii) the options are cancelled in accordance with the cancellation-regrant provisions of Article Two. Unvested shares issued under the Plan and subsequently cancelled or repurchased by the Corporation at the original issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants or direct stock issuances under the Plan. However, should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an option or the vesting of a stock issuance under the Plan, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised or which vest under the stock issuance, and not by the net number of shares of Common Stock issued to the holder of such option or stock issuance. Shares of Common Stock underlying one or more stock appreciation rights exercised under Section IV of Article Two, Section III of Article Three, Section II of Article Five or Section III of Article Six of the Plan shall not be available for subsequent issuance under the Plan.

E. If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the Plan per calendar year, (iii) the number and/or class of securities for which grants are subsequently to be made under the Automatic Option Grant Program to new and continuing non-employee Board members, (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding option under the Plan, (v) the number and/or class of securities and exercise price per share in effect under each outstanding option incorporated into this Plan from the Predecessor Plan and (vi) the maximum number and/or class of securities by which the share reserve is to increase automatically each calendar year pursuant to the provisions of Section V.B of this Article One. Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

ARTICLE TWO

DISCRETIONARY OPTION GRANT PROGRAM

I.	OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A. Exercise Price.

1. The exercise price per share shall be fixed by the Plan Administrator and may be set at a price per share less than, equal to or greater than the Fair Market Value per share of Common Stock on the option grant date.

2. The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article Seven and the documents evidencing the option, be payable in one or more of the forms specified below:

(i) cash or check made payable to the Corporation,

(ii) shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

(iii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optioned shall concurrently provide irrevocable instructions to (a) a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B. Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

C. Effect of Termination of Service.

1. The following provisions shall govern the exercise of any options held by the Optioned at the time of cessation of Service or death:

(i) Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

(ii) Any option held by the Optionee at the time of death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the Optionee’s designated beneficiary or beneficiaries of that option.

(iii) Should the Optionee’s Service be terminated for Misconduct or should the Optionee otherwise engage in Misconduct while holding one or more outstanding options under this Article Two, then all those options shall terminate immediately and cease to be outstanding.

(iv) During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee’s cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee’s cessation of Service, terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares.

2. The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i) extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

(ii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.

D. Stockholder Rights. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

E. Repurchase Rights. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F. Limited Transferability of Options. During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee’s death. However, a Non-Statutory Option may be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s family or to a trust established exclusively for one or more such family members or to Optionee’s former spouse, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. Notwithstanding the foregoing, the Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Two, and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

II.	INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Seven shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

A. Eligibility. Incentive Options may only be granted to Employees.

B. Exercise Price. The exercise price per share for each Incentive Option shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the grant date of that Incentive Option.

C. Dollar Limitation. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

D. 10% Stockholder. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

III.	CORPORATE TRANSACTION/CHANGE IN CONTROL

A. In the event of any Corporate Transaction, each outstanding option shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for all the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully vested shares of Common Stock. However, an outstanding option shall not become exercisable on such an accelerated basis if and to the extent: (i) such option is, in connection with the Corporate Transaction, to be assumed by the successor corporation (or parent thereof) or (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Corporate Transaction on any shares for which the option is not otherwise at that time exercisable and provides for subsequent payout in accordance with the same exercise/vesting schedule applicable to those option shares or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant.

B. All outstanding repurchase rights shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

C. Immediately following the consummation of the Corporate Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

D. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments to reflect such Corporate Transaction shall also be made to (i) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan and (iii) the maximum number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the Plan per calendar year and (iv) the maximum number and/or class of securities by which the share reserve is to increase automatically each calendar year. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Corporate Transaction, the successor corporation may, in connection with the assumption of the outstanding options under this Plan, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Corporate Transaction.

E. The Plan Administrator shall have the discretionary authority to structure one or more outstanding options under the Discretionary Option Grant Program so that those options shall, immediately prior to the effective date of such Corporate Transaction, become exercisable for all the shares of Common Stock at the time subject to those options and may be exercised for any or all of those shares as fully vested shares of Common Stock, whether or not those options are to be assumed in the Corporate Transaction. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Option Grant Program so that those rights shall not be assignable in connection with such Corporate Transaction and shall accordingly terminate upon the consummation of such Corporate Transaction, and the shares subject to those terminated rights shall thereupon vest in full.

F. The Plan Administrator shall have full power and authority to structure one or more outstanding options under the Discretionary Option Grant Program so that those options shall become exercisable for all the shares of Common Stock at the time subject to those options in the event the Optionee’s Service is subsequently terminated by reason of an Involuntary Termination within designated period (not to exceed eighteen (18) months) following the effective date of any Corporate Transaction in which those options are assumed and do not otherwise accelerate. In addition, the Plan Administrator may structure one or more of the Corporation’s repurchase rights so that those rights shall immediately terminate with respect to any shares held by the Optionee at the time of his or her Involuntary Termination, and the shares subject to those terminated repurchase rights shall accordingly vest in full at that time.

G. The Plan Administrator shall have the discretionary authority to structure one or more outstanding options under the Discretionary Option Grant Program so that those options shall, immediately prior to the effective date of a Change in Control, become exercisable for all the shares of Common Stock at the time subject to those options and may be exercised for any or all of those shares as fully vested shares of Common Stock. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Option Grant Program so that those rights shall terminate automatically upon the consummation of such Change in Control, and the shares subject to those terminated rights shall thereupon vest in full. Alternatively, the Plan Administrator may condition the automatic acceleration of one or more outstanding options under the Discretionary Option Grant Program and the termination of one or more of the Corporation’s outstanding repurchase rights under such program upon the subsequent termination of the Optionee’s Service by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of such Change in Control.

H. The portion of any Incentive Option accelerated in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Nonstatutory Option under the Federal tax laws.

I. The outstanding options shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV.	CANCELLATION AND REGRANT OF OPTIONS

The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Discretionary Option Grant Program (including outstanding options incorporated from the Predecessor Plan) and to grant in substitution new options covering the same or a different number of shares of Common Stock but with an exercise price per share based on the Fair Market Value per share of Common Stock on the new grant date.

V.	STOCK APPRECIATION RIGHTS

A. The Plan Administrator shall have full power and authority to grant to selected Optionees tandem stock appreciation rights and/or limited stock appreciation rights.

B. The following terms shall govern the grant and exercise of tandem stock appreciation rights:

(i) One or more Optioned may be granted the right, exercisable upon such terms as the Plan Administrator may establish, to elect between the exercise of the underlying option for shares of Common Stock and the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (a) the Fair Market Value (on the option surrender date) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (b) the aggregate exercise price payable for such shares.

(ii) No such option surrender shall be effective unless it is approved by the Plan Administrator, either at the time of the actual option surrender or at any earlier time. If the surrender is so approved, then the distribution to which the Optionee shall be entitled may be made in shares of Common Stock valued at Fair Market Value on the option surrender date, in cash, or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

(iii) If the surrender of an option is not approved by the Plan Administrator, then the Optionee shall retain whatever rights the Optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the later of (a) five (5) business days after the receipt of the rejection notice or (b) the last day on which the option is otherwise exercisable in accordance with the terms of the documents evidencing such option, but in no event may such rights be exercised more than ten (10) years after the option grant date.

C. The following terms shall govern the grant and exercise of limited stock appreciation rights:

(i) One or more Section 16 Insiders may be granted limited stock appreciation rights with respect to their outstanding options.

(ii) Upon the occurrence of a Hostile Take-Over, each individual holding one or more options with such a limited stock appreciation right shall have the unconditional right (exercisable for a thirty (30)-day period following such Hostile Take-Over) to surrender each such option to the Corporation. In return for the surrendered option, the Optionee shall receive a cash distribution from the Corporation in an amount equal to the excess of (A) the Take-Over Price of the shares of Common Stock at the time subject to such option (whether or not the Optionee is otherwise vested in those shares) over (B) the aggregate exercise price payable for those shares. Such cash distribution shall be paid within five (5) days following the option surrender date.

(iii) At the time such limited stock appreciation right is granted, the Plan Administrator shall pre-approve any subsequent exercise of that right in accordance with the terms of this Paragraph C. Accordingly, no further approval of the Plan Administrator or the Board shall be required at the time of the actual option surrender and cash distribution.

ARTICLE THREE

SALARY INVESTMENT OPTION GRANT PROGRAM

I.	OPTION GRANTS

The Primary Committee shall have the sole and exclusive authority to determine the calendar year or years (if any) for which the Salary Investment Option Grant Program is to be in effect and to select the Section 16 Insiders and other highly compensated Employees eligible to participate in the Salary Investment Option Grant Program for such calendar year or years. Each selected individual who elects to participate in the Salary Investment Option Grant Program must, prior to the start of each calendar year of participation, file with the Plan Administrator (or its designate) an irrevocable authorization directing the Corporation to reduce his or her base salary for that calendar year by an amount not less than Ten Thousand Dollars ($10,000.00) nor more than Fifty Thousand Dollars ($50,000.00). Each individual who files such a timely authorization shall automatically be granted an option under the Salary Investment Grant Program on the first trading day in January of the calendar year for which the salary reduction is to be in effect.

II.	OPTION TERMS

Each option shall be a Non-Statutory Option evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below.

A. Exercise Price.

1. The exercise price per share shall be thirty-three and one-third percent (33 1/3%) of the Fair Market Value per share of Common Stock on the option grant date.

2. The exercise price shall become immediately due upon exercise of the option and shall be payable in one or more of the alternative forms authorized under the Discretionary Option Grant Program. Except to the extent the sale and remittance procedure specified thereunder is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B. Number of Option Shares. The number of shares of Common Stock subject to the option shall be determined pursuant to the following formula (rounded down to the nearest whole number):

X = A / (B x 66 2/3%), where

X is the number of option shares,

A is the dollar amount of the reduction in the Optionee’s base salary for the calendar year to be in effect pursuant to this program, and

B is the Fair Market Value per share of Common Stock on the option grant date.

C. Exercise and Term of Options. The option shall become exercisable in a series of twelve (12) successive equal monthly installments upon the Optionee’s completion of each calendar month of Service in the calendar year for which the salary reduction is in effect. Each option shall have a maximum term of ten (10) years measured from the option grant date.

D. Effect of Termination of Service. Should the Optionee cease Service for any reason while holding one or more options under this Article Three, then each such option shall remain exercisable, for any or all of the shares for which the option is exercisable at the time of such cessation of Service, until the earlier of (i) the expiration of the ten (10)-year option term or (ii) the expiration of the three (3)-year period measured from the date of such cessation of Service. Should the Optionee die while holding one or more options under this Article Three, then each such option may be exercised, for any or all of the shares for which the option is exercisable at the time of the Optionee’s cessation of Service (less any shares subsequently purchased by Optionee prior to death), by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the designated beneficiary or beneficiaries of the option. Such right of exercise shall lapse, and the option shall terminate, upon the earlier of (i) the expiration of the ten (10)-year option term or (ii) the three (3)-year period measured from the date of the Optionee’s cessation of Service. However, the option shall, immediately upon the Optionee’s cessation of Service for any reason, terminate and cease to remain outstanding with respect to any and all shares of Common Stock for which the option is not otherwise at that time exercisable.

III.	CORPORATE TRANSACTION/CHANGE IN CONTROL/HOSTILE TAKE-OVER

A. In the event of any Corporate Transaction while the Optionee remains in Service, each outstanding option held by such Optionee under this Salary Investment Option Grant Program shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for all the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. Each such outstanding option shall terminate immediately following the Corporate Transaction, except to the extent assumed by the successor corporation (or parent thereof) in such Corporate Transaction. Any option so assumed shall remain exercisable for the fully-vested shares until the earlier of (i) the expiration of the ten (10)-year option term or (ii) the expiration of the three (3)-year period measured from the date of the Optionee’s cessation of Service.

B. In the event of a Change in Control while the Optionee remains in Service, each outstanding option held by such Optionee under this Salary Investment Option Grant Program shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Change in Control, become exercisable for all the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. The option shall remain so exercisable until the earliest to occur of (i) the expiration of the ten (10)-year option term, (ii) the expiration of the three (3)-year period measured from the date of the Optionee’s cessation of Service, (iii) the termination of the option in connection with a Corporate Transaction or (iv) the surrender of the option in connection with a Hostile Take-Over.

C. Upon the occurrence of a Hostile Take-Over, the Optionee shall have a thirty (30)-day period in which to surrender to the Corporation each outstanding option granted him or her under the Salary Investment Option Grant Program. The Optionee shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to the surrendered option (whether or not the option is otherwise at the time exercisable for those shares) over (ii) the aggregate exercise price payable for such shares. Such cash distribution shall be paid within five (5) days following the surrender of the option to the Corporation. The Primary Committee shall, at the time the option with such limited stock appreciation right is granted under the Salary Investment Option Grant Program, pre-approve any subsequent exercise of that right in accordance with the terms of this Paragraph C. Accordingly, no further approval of the Primary Committee or the Board shall be required at the time of the actual option surrender and cash distribution.

D. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Corporate Transaction, the successor corporation may, in connection with the assumption of the outstanding options under this Plan, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Corporate Transaction.

E. The grant of options under the Salary Investment Option Grant Program shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV.	REMAINING TERMS

The remaining terms of each option granted under the Salary Investment Option Grant Program shall be the same as the terms in effect for option grants made under the Discretionary Option Grant Program.

ARTICLE FOUR

STOCK ISSUANCE PROGRAM

I.	STOCK ISSUANCE TERMS

Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to share right awards which entitle the recipients to receive those shares upon the attainment of designated performance goals.

A. Purchase Price.

1. The purchase price per share shall be fixed by the Plan Administrator and may be less than, equal to or greater than the Fair Market Value per share of Common Stock on the issuance date.

2. Subject to the provisions of Section I of Article Seven, shares of Common Stock may be issued under the Stock Issuance Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

(i) cash or check made payable to the Corporation, or

(ii) past services rendered to the Corporation (or any Parent or Subsidiary).

B. Vesting Provisions.

1. Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant’s period of Service or upon attainment of specified performance objectives. The elements of the vesting schedule applicable to any unvested shares of Common Stock issued under the Stock Issuance Program shall be determined by the Plan Administrator and incorporated into the Stock Issuance Agreement. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to share right awards which entitle the recipients to receive those shares upon the attainment of designated performance goals.

2. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

3. The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

4. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent (including the Participant’s purchase-money indebtedness), the Corporation shall repay to the Participant the cash consideration paid for the surrendered shares and shall cancel the unpaid principal balance of any outstanding purchase-money note of the Participant attributable to the surrendered shares.

5. The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives.

6. Outstanding share right awards under the Stock Issuance Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those awards, if the performance goals established for such awards are not attained. The Plan Administrator, however, shall have the discretionary authority to issue shares of Common Stock under one or more outstanding share right awards as to which the designated performance goals have not been attained.

II.	CORPORATE TRANSACTION/CHANGE IN CONTROL

A. All of the Corporation’s outstanding repurchase rights under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the Stock Issuance Agreement.

B. The Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Stock Issuance Program so that those rights shall automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated rights shall immediately vest, in the event the Participant’s Service should subsequently terminate by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Corporate Transaction in which those repurchase rights are assigned to the successor corporation (or parent thereof).

C. The Plan Administrator shall also have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Stock Issuance Program so that those rights shall automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated rights shall immediately vest, in the event the Participant’s Service should subsequently terminate by reason of an Involuntary Termination within designated period (not to exceed eighteen (18) months) following the effective date of any Change in Control.

III.	SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

ARTICLE FIVE

AUTOMATIC OPTION GRANT PROGRAM

I.	OPTION TERMS

A. Grant Dates. Option grants shall be made on the dates specified below:

1. Each individual who is first elected or appointed as a non-employee Board member at any time on or after the Underwriting Date shall automatically be granted, on the date of such initial election or appointment, a Non-Statutory Option to purchase 40,000 shares of Common Stock, provided that individual has not previously been in the employ of the Corporation or any Parent or Subsidiary.

2. On the date of each Annual Stockholders Meeting held after the Underwriting Date, each individual who is to continue to serve as an Eligible Director, whether or not that individual is standing for re-election to the Board at that particular Annual Meeting, shall automatically be granted a Non-Statutory Option to purchase 10,000 shares of Common Stock, provided such individual has served as a non-employee Board member for at least six (6) months. There shall be no limit on the number of such 10,000-share option grants any one Eligible Director may receive over his or her period of Board service, and non-employee Board members who have previously been in the employ of the Corporation (or any Parent or Subsidiary) or who have otherwise received one or more stock option grants from the Corporation prior to the Underwriting Date shall be eligible to receive one or more such annual option grants over their period of continued Board service.

B. Exercise Price.

1. The exercise price per share shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

2. The exercise price shall be payable in one or more of the alternative forms authorized under the Discretionary Option Grant Program. Except to the extent the sale and remittance procedure specified thereunder is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

C. Option Term. Each option shall have a term of ten (10) years measured from the option grant date.

D. Exercise and Vesting of Options. Each option shall be immediately exercisable for any or all of the option shares. However, any unvested shares purchased under the option shall be subject to repurchase by the Corporation, at the exercise price paid per share, upon the Optionee’s cessation of Board service prior to vesting in those shares. The shares subject to each initial 40,000-share grant shall vest, and the Corporation’s repurchase right shall lapse, in a series of eight (8) successive equal semi-annual installments upon the Optionee’s completion of each six (6)-month period of service as a Board member over the forty eight (48)-month period measured from the option grant date. The shares subject to each annual 10,000-share option grant shall be fully vested as of the grant date.

E. Limited Transferability of Options. Each option under this Article Five may be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s family or to a trust established exclusively for one or more such family members or to Optionee’s former spouse, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. The Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Five, and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

F. Termination of Board Service. The following provisions shall govern the exercise of any options held by the Optionee at the time the Optionee ceases to serve as a Board member:

(i) The Optionee (or, in the event of Optionee’s death, the personal representative of the Optionee’s estate or the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or the designated beneficiary or beneficiaries of such option) shall have a twelve (12)-month period following the date of such cessation of Board service in which to exercise each such option.

(ii) During the twelve (12)-month exercise period, the option may not be exercised in the aggregate for more than the number of vested shares of Common Stock for which the option is exercisable at the time of the Optionee’s cessation of Board service.

(iii) Should the Optionee cease to serve as a Board member by reason of death or Permanent Disability, then all shares at the time subject to the option shall immediately vest so that such option may, during the twelve (12)-month exercise period following such cessation of Board service, be exercised for all or any portion of those shares as fully-vested shares of Common Stock.

(iv) In no event shall the option remain exercisable after the expiration of the option term. Upon the expiration of the twelve (12)-month exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee’s cessation of Board service for any reason other than death or Permanent Disability, terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares.

II.	CORPORATE TRANSACTION/CHANGE IN CONTROL/HOSTILE TAKE-OVER

A. In the event of a Corporate Transaction while the Optionee remains a Board member, the shares of Common Stock at the time subject to each outstanding option held by such Optionee under this Automatic Option Grant Program but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for all the option shares as fully-vested shares of Common Stock and may be exercised for any or all of those vested shares. Immediately following the consummation of the Corporate Transaction, each automatic option grant shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

B. In the event of a Change in Control while the Optionee remains a Board member, the shares of Common Stock at the time subject to each outstanding option held by such Optionee under this Automatic Option Grant Program but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the effective date of the Change in Control, become exercisable for all the option shares as fully-vested shares of Common Stock and may be exercised for any or all of those vested shares. Each such option shall remain exercisable for such fully-vested option shares until the expiration or sooner termination of the option term or the surrender of the option in connection with a Hostile Take-Over.

C. All outstanding repurchase rights shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction or Change in Control.

D. Upon the occurrence of a Hostile Take-Over, the Optionee shall have a thirty (30)-day period in which to surrender to the Corporation each of his or her outstanding automatic option grants. The Optionee shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to each surrendered option (whether or not the Optionee is otherwise at the time vested in those shares) over (ii) the aggregate exercise price payable for such shares. Such cash distribution shall be paid within five (5) days following the surrender of the option to the Corporation. No approval or consent of the Board or any Plan Administrator shall be required at the time of the actual option surrender and cash distribution.

E. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Corporate Transaction, the successor corporation may, in connection with the assumption of the outstanding options under this Plan, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Corporate Transaction.

F. The grant of options under the Automatic Option Grant Program shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

III.	REMAINING TERMS

The remaining terms of each option granted under the Automatic Option Grant Program shall be the same as the terms in effect for option grants made under the Discretionary Option Grant Program.

ARTICLE SIX

DIRECTOR FEE OPTION GRANT PROGRAM

I.	OPTION GRANTS

The Primary Committee shall have the sole and exclusive authority to determine the calendar year or years for which the Director Fee Option Grant Program is to be in effect. For each such calendar year the program is in effect, each non-employee Board member may irrevocably elect to apply all or any portion of the annual retainer fee otherwise payable in cash for his or her service on the Board for that year to the acquisition of a special option grant under this Director Fee Option Grant Program. Such election must be filed with the Corporation’s Chief Financial Officer prior to the first day of the calendar year for which the annual retainer fee which is the subject of that election is otherwise payable. Each non-employee Board member who files such a timely election shall automatically be granted an option under this Director Fee Option Grant Program on the first trading day in January in the calendar year for which the annual retainer fee which is the subject of that election would otherwise be payable in cash.

II.	OPTION TERMS

Each option shall be a Non-Statutory Option governed by the terms and conditions specified below.

A. Exercise Price.

1. The exercise price per share shall be thirty-three and one-third percent (33 1/3%) of the Fair Market Value per share of Common Stock on the option grant date.

2. The exercise price shall become immediately due upon exercise of the option and shall be payable in one or more of the alternative forms authorized under the Discretionary Option Grant Program. Except to the extent the sale and remittance procedure specified thereunder is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B. Number of Option Shares. The number of shares of Common Stock subject to the option shall be determined pursuant to the following formula (rounded down to the nearest whole number):

X = A / (B x 66-2/3%), where

X is the number of option shares,

A is the portion of the annual retainer fee subject to the non-employee Board member’s election, and

B is the Fair Market Value per share of Common Stock on the option grant date.

C. Exercise and Term of Options. The option shall become exercisable in a series of twelve (12) equal monthly installments upon the Optionee’s completion of each calendar month of Board service during the calendar year for which the retainer fee election is in effect. Each option shall have a maximum term often (10) years measured from the option grant date.

D. Limited Transferability of Options. Each option under this Article Six may be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s family or to a trust established exclusively for one or more such family members or to Optionee’s former spouse, to the extent such assignment is in connection with Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. The Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Six, and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

E. Termination of Board Service. Should the Optionee cease Board service for any reason (other than death or Permanent Disability) while holding one or more options under this Director Fee Option Grant Program, then each such option shall remain exercisable, for any or all of the shares for which the option is exercisable at the time of such cessation of Board service, until the earlier of (i) the expiration of the ten (10)-year option term or (ii) the expiration of the three (3)-year period measured from the date of such cessation of Board service. However, each option held by the Optionee under this Director Fee Option Grant Program at the time of his or her cessation of Board service shall immediately terminate and cease to remain outstanding with respect to any and all shares of Common Stock for which the option is not otherwise at that time exercisable.

F. Death or Permanent Disability. Should the Optionee’s service as a Board member cease by reason of death or Permanent Disability, then each option held by such Optionee under this Director Fee Option Grant Program shall immediately become exercisable for all the shares of Common Stock at the time subject to that option, and the option may be exercised for any or all of those shares as fully-vested shares until the earlier of (i) the expiration of the ten (10)-year option term or (ii) the expiration of the three (3)-year period measured from the date of such cessation of Board service. In the event of the Optionee’s death while holding such option, the option may be exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the designated beneficiary or beneficiaries of such option.

Should the Optionee die after cessation of Board service but while holding one or more options under this Director Fee Option Grant Program, then each such option may be exercised, for any or all of the shares for which the option is exercisable at the time of the Optionee’s cessation of Board service (less any shares subsequently purchased by Optionee prior to death), by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the designated beneficiary or beneficiaries of such option. Such right of exercise shall lapse, and the option shall terminate, upon the earlier of (i) the expiration of the ten (10)-year option term or (ii) the three (3)-year period measured from the date of the Optionee’s cessation of Board service.

III.	CORPORATE TRANSACTION/CHANGE IN CONTROL/HOSTILE TAKE-OVER

A. In the event of any Corporate Transaction while the Optionee remains a Board member, each outstanding option held by such Optionee under this Director Fee Option Grant Program shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for all the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. Each such outstanding option shall terminate immediately following the Corporate Transaction, except to the extent assumed by the successor corporation (or parent thereof) in such Corporate Transaction. Any option so assumed and shall remain exercisable for the fully-vested shares until the earlier of (i) the expiration of the ten (10)-year option term or (ii) the expiration of the three (3)-year period measured from the date of the Optionee’s cessation of Board service.

B. In the event of a Change in Control while the Optionee remains a Board member, each outstanding option held by such Optionee under this Director Fee Option Grant Program shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Change in Control, become exercisable for all the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. The option shall remain so exercisable until the earliest to occur of (i) the expiration of the ten (10)-year option term, (ii) the expiration of the three (3)-year period measured from the date of the Optionee’s cessation of Board service, (iii) the termination of the option in connection with a Corporate Transaction or (iv) the surrender of the option in connection with a Hostile Take-Over.

C. Upon the occurrence of a Hostile Take-Over, the Optionee shall have a thirty (30)-day period in which to surrender to the Corporation each outstanding option granted him or her under the Director Fee Option Grant Program. The Optionee shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to each surrendered option (whether or not the option is otherwise at the time exercisable for those shares) over (ii) the aggregate exercise price payable for such shares. Such cash distribution shall be paid within five (5) days following the surrender of the option to the Corporation. No approval or consent of the Board or any Plan Administrator shall be required at the time of the actual option surrender and cash distribution.

D. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Corporate Transaction, the successor corporation may, in connection with the assumption of the outstanding options under this Plan, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Corporate Transaction.

E. The grant of options under the Director Fee Option Grant Program shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV.	REMAINING TERMS

The remaining terms of each option granted under this Director Fee Option Grant Program shall be the same as the terms in effect for option grants made under the Discretionary Option Grant Program.

ARTICLE SEVEN

MISCELLANEOUS

I.	FINANCING

The Plan Administrator may permit any Optionee or Participant to pay the option exercise price under the Discretionary Option Grant Program or the purchase price of shares issued under the Stock Issuance Program by delivering a full-recourse, interest bearing promissory note payable in one or more installments. The terms of any such promissory note (including the interest rate and the terms of repayment) shall be established by the Plan Administrator in its sole discretion. In no event may the maximum credit available to the Optionee or Participant exceed the sum of (i) the aggregate option exercise price or purchase price payable for the purchased shares (less the par value of such shares) plus (ii) any Federal, state and local income and employment tax liability incurred by the Optionee or the Participant in connection with the option exercise or share purchase.

II.	TAX WITHHOLDING

A. The Corporation’s obligation to deliver shares of Common Stock upon the exercise of options or the issuance or vesting of such shares under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

B. The Plan Administrator may, in its discretion, provide any or all holders of Non-Statutory Options or unvested shares of Common Stock under the Plan (other than the options granted or the shares issued under the

Automatic Option Grant or Director Fee Option Grant Program) with the right to use shares of Common Stock in satisfaction of all or part of the Withholding Taxes to which such holders may become subject in connection with the exercise of their options or the vesting of their shares. Such right may be provided to any such holder in either or both of the following formats:

Stock Withholding: The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such Non-Statutory Option or the vesting of such shares, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder.

Stock Delivery: The election to deliver to the Corporation, at the time the Non-Statutory Option is exercised or the shares vest, one or more shares of Common Stock previously acquired by such holder (other than in connection with the option exercise or share vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder.

III.	EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan shall become effective immediately on the Plan Effective Date. However, the Salary Investment Option Grant Program and the Director Fee Option Grant Program shall not be implemented until such time as the Primary Committee may deem appropriate. Options may be granted under the Discretionary Option Grant at any time on or after the Plan Effective Date, and the initial option grants under the Automatic Option Grant Program shall also be made on the Plan Effective Date to any non-employee Board members eligible for such grants at that time. However, no options granted under the Plan may be exercised, and no shares shall be issued under the Plan, until the Plan is approved by the Corporation’s stockholders. If such stockholder approval is not obtained within twelve (12) months after the Plan Effective Date, then all options previously granted under this Plan shall terminate and cease to be outstanding, and no further options shall be granted and no shares shall be issued under the Plan.

B. The Plan shall serve as the successor to the Predecessor Plan, and no further option grants or direct stock issuances shall be made under the Predecessor Plan after the Plan Effective Date. All options outstanding under the Predecessor Plan on the Plan Effective Date shall be incorporated into the Plan at that time and shall be treated as outstanding options under the Plan. However, each outstanding option so incorporated shall continue to be governed solely by the terms of the documents evidencing such option, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such incorporated options with respect to their acquisition of shares of Common Stock.

C. One or more provisions of the Plan, including (without limitation) the option/vesting acceleration provisions of Article Two relating to Corporate Transactions and Changes in Control, may, in the Plan Administrator’s discretion, be extended to one or more options incorporated from the Predecessor Plan which do not otherwise contain such provisions.

D. The Plan shall terminate upon the earliest to occur of (i) June 30, 2009, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with a Corporate Transaction. Should the Plan terminate on June 30, 2009, then all option grants and unvested stock issuances outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing such grants or issuances.

IV.	AMENDMENT OF THE PLAN

A. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to stock options or unvested stock issuances at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to applicable laws or regulations.

B. The Plan was amended and restated in March 2000 (the “March 2000 Restatement”) to effect the following changes, which were approved by the Corporation’s stockholders at the 2000 Special Stockholders Meeting held on April 25, 2000 (numbers are unadjusted for stock splits occurring after April 25, 2000):

(i) increase the maximum number of shares of Common Stock authorized for issuance under the Plan by an additional 10,000,000 shares so that the authorized share reserve was thereby increased from 11,983,100 shares to 21,983,100 shares of Common Stock;

(ii) provide the Plan Administrator with the authority to make option grants and direct stock issuances under the Discretionary Option Grant and Stock Issuance Programs with an exercise or issue price less than the Fair Market Value of the shares on the date of the option grant or stock issuance; and

(iii) increase the limitation on the number of shares by which the share reserve is to increase automatically each year pursuant to the provisions of Section V.B. of Article One from 4,000,000 shares to 6,000,000 shares.

C. The Plan was amended in April 2001 (the “April 2001 Amendment”) subject to stockholder approval at the 2001 Annual Meeting (numbers are unadjusted for stock splits occurring after April 2001) to: (i) effect an increase of the maximum number of shares of Common Stock authorized for issuance under the Plan by an additional 15,000,000 shares so that the authorized share reserve was thereby increased from Forty Million Nine Hundred Eighty-Two Thousand Four Hundred Twenty-Eight (40,982,428) shares to Forty Million Nine Hundred Eighty-Two Thousand Four Hundred Twenty-Eight (40,982,428) shares of Common Stock; and (ii) increase the limitation of the number of shares by which the reserve is to increase automatically each year pursuant to the provisions of Section V.B of Article One from 6,000,000 shares to 10,000,000 shares effective for all calendar years after 2001.

The 2001 Amendment was approved at the 2001 Annual Meeting of Stockholders.

D. Options to purchase shares of Common Stock may be granted under the Discretionary Option Grant and Salary Investment Option Grant Programs and shares of Common Stock may be issued under the Stock Issuance Program that are in each instance in excess of the number of shares then available for issuance under the Plan, provided any excess shares actually issued under those programs shall be held in escrow until there is obtained stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock available for issuance under the Plan. If such stockholder approval is not obtained within twelve (12) months after the date the first such excess issuances are made, then (i) any unexercised options granted on the basis of such excess shares shall terminate and cease to be outstanding and (ii) the Corporation shall promptly refund to the Optionees and the Participants the exercise or purchase price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically cancelled and cease to be outstanding.

V.	USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

VI.	REGULATORY APPROVALS

A. The implementation of the Plan, the granting of any stock option under the Plan and the issuance of any shares of Common Stock (i) upon the exercise of any granted option or (ii) under the Stock Issuance Program shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the stock options granted under it and the shares of Common Stock issued pursuant to it.

B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which Common Stock is then listed for trading.

VII.	NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

A. Automatic Option Grant Program shall mean the automatic option grant program in effect under Article Five of the Plan.

B. Board shall mean the Corporation’s Board of Directors.

C. Change in Control shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

(i) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders, or

(ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

D. Code shall mean the Internal Revenue Code of 1986, as amended.

E. Common Stock shall mean the Corporation’s common stock.

F. Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.

G. Corporation shall mean Kana Software, Inc. (formerly known as Kana Communications, Inc.), a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Kana Software, Inc. which shall by appropriate action adopt the Plan.

H. Director Fee Option Grant Program shall mean the special stock option grant in effect for non-employee Board members under Article Six of the Plan.

I. Discretionary Option Grant Program shall mean the discretionary option grant program in effect under Article Two of the Plan.

J. Eligible Director shall mean a non-employee Board member eligible to participate in the Automatic Option Grant Program or the Director Fee Option Grant Program in accordance with the eligibility provisions of Articles One, Five and Six.

K. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

L. Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.

M. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) For purposes of any option grants made on the Underwriting Date, the Fair Market Value shall be deemed to be equal to the price per share at which the Common Stock is to be sold in the initial public offering pursuant to the Underwriting Agreement.

N. Hostile Take-Over shall mean the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept.

O. Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

P. Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:

(i) such individual’s involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

(ii) such individual’s voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and percentage target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual’s consent.

Q. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

R. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

S. Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

T. Optionee shall mean any person to whom an option is granted under the Discretionary Option Grant, Salary Investment Option Grant, Automatic Option Grant or Director Fee Option Grant Program.

U. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

V. Participant shall mean any person who is issued shares of Common Stock under the Stock Issuance Program.

W. Permanent Disability or Permanently Disabled shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more. However, solely for purposes of the Automatic Option Grant and Director Fee Option Grant Programs, Permanent Disability or Permanently Disabled shall mean the inability of the non-employee Board member to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

X. Plan shall mean the Corporation’s 1999 Stock Incentive Plan, as set forth in this document.

Y. Plan Administrator shall mean the particular entity, whether the Primary Committee, the Board or the Secondary Committee, which is authorized to administer the Discretionary Option Grant and Stock Issuance Programs with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under those programs with respect to the persons under its jurisdiction.

Z. Plan Effective Date shall mean the date the Plan shall become effective and shall be coincident with the Underwriting Date.

AA. Predecessor Plan shall mean the Corporation’s 1997 Stock Option/Stock Issuance Plan in effect immediately prior to the Plan Effective Date hereunder.

BB. Primary Committee shall mean the committee of two (2) or more non-employee Board members appointed by the Board to administer the Discretionary Option Grant and Stock Issuance Programs with respect to Section 16 Insiders and to administer the Salary Investment Option Grant Program solely with respect to the selection of the eligible individuals who may participate in such program.

CC. Salary Investment Option Grant Program shall mean the salary investment option grant program in effect under Article Three of the Plan.

DD. Secondary Committee shall mean a committee of one or more Board members appointed by the Board to administer the Discretionary Option Grant and Stock Issuance Programs with respect to eligible persons other than Section 16 Insiders.

EE. Section 16 Insider shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

FF. Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance.

GG. Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

HH. Stock Issuance Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

II. Stock Issuance Program shall mean the stock issuance program in effect under Article Four of the Plan.

JJ. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

KK. Take-Over Price shall mean the greater of (i) the Fair Market Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile Take-Over or (ii) the highest reported price per share of Common Stock paid by the tender offer or in effecting such Hostile Take-Over. However, if the surrendered option is an Incentive Option, the Take-Over Price shall not exceed the clause (i) price per share.

LL. 10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

MM. Underwriting Agreement shall mean the agreement between the Corporation and the underwriter or underwriters managing the initial public offering of the Common Stock.

NN. Underwriting Date shall mean the date on which the Underwriting Agreement is executed and priced in connection with an initial public offering of the Common Stock.

OO. Withholding Taxes shall mean the Federal, state and local income and employment withholding taxes to which the holder of Non-Statutory Options or unvested shares of Common Stock may become subject in connection with the exercise of those options or the vesting of those shares.

KANA SOFTWARE, INC.

Voting Instructions

•	Mark, sign and date your proxy card.

•	Detach your proxy card.

•	Return your proxy card in the postage paid envelope provided.

Ú DETACH PROXY CARD HERE Ú

The Board of Directors recommends that you vote FOR the Board of Directors nominees.

1.      Elect two Class III directors of KANA to serve until KANA’s 2008 Annual Meeting of Stockholders and his successor has been elected and qualified, or until his earlier resignation, death or removal. The Board of Directors intends to present the following nominees for election as director:

Michael S. Fields	John F. Nemelka

Vote FOR all the nominees (except as directed to the contrary) ☐	Vote WITHHELD from all the nominees ☐

The Board of Directors recommends that you vote FOR Proposal No. 2.

2.	Approve an amendment to the KANA 1999 Stock Incentive Plan to increase the size of automatic stock option grants to non-employee directors.

Vote FOR ratification ☐	Vote AGAINST ratification ☐	ABSTAIN ☐

The Board of Directors recommends that you vote FOR Proposal No. 3.

3.	Approve an amendment to KANA’s Certificate of Incorporation to decrease the number of authorized shares of common stock from 1,000,000,000 to 250,000,000.

Vote FOR ratification ☐	Vote AGAINST ratification ☐	ABSTAIN ☐

The Board of Directors recommends that you vote FOR Proposal No. 4.

4.	Ratify the Board of Directors’ selection of Deloitte & Touche LLP as KANA’s independent registered public accounting firm for the fiscal year 2005.

Vote FOR ratification ☐	Vote AGAINST ratification ☐	ABSTAIN ☐

In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the annual meeting or any adjournment or postponement thereof.	Whether or not you expect to attend the meeting please complete, date and sign this proxy card and return it prior to the meeting in the enclosed envelope.

Mark here for address change and note on address label ☐
Date:

Signature:

Date:

Signature:

The Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians indicate their capacities. If the signer is a corporation, please print full corporate name and indicated capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

This is your proxy. Your vote is important.

ADDRESS LABEL

THIS SPACE MUST BE LEFT BLANK

KANA SOFTWARE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael S. Fields and John Thompson, and each of them, as proxies, each with full powers of substitution, and hereby authorizes them to vote, as designated below, all shares of common stock, $0.001 par value, of Kana Software, Inc. (“KANA”) held of record by the undersigned on September 30, 2005, at the 2005 Annual Meeting of Stockholders of KANA to be held on November 17, 2005, and at any continuations or adjournments thereof.

This Proxy, when properly executed and returned in a timely manner, will be voted at the meeting and any adjournments or postponements thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Board of Director nominees named below, FOR the amendment to the KANA 1999 Stock Incentive Plan, FOR the amendment to the Certification of Incorporation and FOR the ratification of the selection by KANA’s Board of Directors of Deloitte & Touche LLP as KANA’s independent registered public accounting firm, and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the meeting.

The Board of Directors of KANA recommends a “FOR” vote on each item.

This is your proxy. Your vote is important.

(Continued on Reverse Side.)